Exhibit 2.1
ASSET PURCHASE AGREEMENT
among
FLOWSERVE US INC.,
IPSCO (UK) LIMITED
FLOWSERVE REPAIR & SERVICES B.V.
FLOWSERVE MANAGEMENT COMPANY
FLOWSERVE BELGIUM N.V.
as the Enumerated Seller Entities
and
FURMANITE WORLDWIDE, INC.
FURMANITE US GSG LLC
FURMANITE GSG LIMITED
FURMANITE GSG BVBA
FURMANITE GSG BV
as the Buyer Entities
Dated as of December 31, 2005

-i-

(continued)
-ii-

(continued)
-iii-

(continued)
-iv-

Exhibits

Exhibits A1-A5	Forms of Assignment and Assumption Agreements
Exhibits B1-B5	Forms of Bills of Sale
Exhibit C	Form of Coexistence Agreement
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Intellectual Property Assignment
Exhibits F1-F4	Forms of Warranty Deed
Exhibit G	Form of Assignment and Assumption of Lease
Exhibit H	Form of Transition Services Agreement
Exhibit I	Form of FRPTA Certificate
Exhibit K	Donlen Assignment
Exhibit L	Form of UK Contract Notice
Exhibit M	Form of Netherlands Contract Notice

Disclosure Schedules

Schedule 1(a)(i)(1)	Detailed Excluded Accounts Receivable
Schedule 1(a)(i)(2)	Detailed IPSCO Related Excluded Accounts Receivable
Schedule 1(a)(ii)	Material Consents
Schedule 1(a)(iii)	Scheduled Permitted Encumbrances
Schedule 1(a)(iv)	Inventory Valuation Method
Schedule 2(b)(iii)	Specifically Excluded Trade Names and Trademarks
Schedule 2(b)(xii)	Specifically Excluded Assets
Schedule 2(g)(ii)(G)	Owned Vehicles and Buyout Vehicles
Schedule 2(k)	Buyout Vehicles
Schedule 3(c)(i)	Required Consents
Schedule 3(d)(i)	Encumbrances
Schedule 3(e)(i)	Transferred Equipment and Fixtures
Schedule 3(f)(i)	Financial Statements
Schedule 3(g)	Absence of Certain Changes or Events
Schedule 3(h)(i)	Laws
Schedule 3(h)(ii)	Permits
Schedule 3(i)	Litigation
Schedule 3(j)(i)	Labor and Employment Matters
Schedule 3(j)(v)	Labor and Employment Matters – Business Employees
Schedule 3(k)	Insurance
Schedule 3(l)(i)	Owned Real Property
Schedule 3(l)(ii)	Leased Real Property
Schedule 3(l)(iii)(A)	English Real Property
Schedule 3(l)(iii)(B)	Conditions of Sale for English Real Property
-v-

Schedule 3(l)(iii)(C)	Additional Representations and Warranties Regarding English Real Property
Schedule 3(l)(vii)	Assessments
Schedule 3(m)	Intellectual Property
Schedule 3(n)	Taxes
Schedule 3(o)(i)	Material Contracts
Schedule 3(o)(ii)(A)	Binding Contract Exceptions
Schedule 3(o)(ii)(B)	Material Contracts Conflicts
Schedule 3(q)	Employee Plans
Schedule 3(q)(ii)(A)	IPSCO (UK) Limited Business Employees
Schedule 3(q)(ii)(B)	Netherlands/Belgium Business Employees
Schedule 3(r)	Material Weaknesses in the Design and Operation of Internal Controls
Schedule 5(i)	Guarantees
Schedule 5(l)(i)	Protected Valve Locations
Schedule 5(s)(ii)	Phase I ESA Facilities
Schedule 6(a)	Purchase Price Allocation
-vi-

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT, dated as of December 31, 2005 (this “Agreement”), among Flowserve US Inc., a Delaware corporation (the “Seller”), IPSCO (UK) Limited, an entity organized under the laws of England (“IPSCO”), Flowserve Repair & Services B.V., an entity organized under the laws of the Netherlands (“Flowserve Netherlands”), Flowserve Management Company, a Delaware business trust (“Management”), Flowserve Belgium N.V., an entity organized under the laws of Belgium (“Flowserve Belgium”), Furmanite US GSG LLC, a Delaware limited liability company (the “Buyer”), Furmanite GSG Limited, an entity organized under the laws of England (“Furmanite GSG Limited”), Furmanite GSG BVBA, an entity organized under the laws of Belgium (“Furmanite GSG BVBA”), Furmanite Worldwide, Inc., a Delaware corporation (“FWW”), and Furmanite GSG B.V., an entity organized under the laws of the Netherlands (“Furmanite GSG BV”, and together with Buyer, Furmanite GSG BVBA, FWW and Furmanite GSG Limited, the “Buyer Entities”).
RECITALS
     A. The Seller and its Affiliates are engaged in the business of maintenance, repair, replacement and distribution of non-Flowserve branded valves, piping systems and related components at various locations in the United States and around the world.
     B. The Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Transferred Assets, and in connection therewith the Buyer is willing to assume certain liabilities and obligations of the Seller relating thereto, all upon the terms and subject to the conditions set forth herein.
AGREEMENT
     In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:
1.	DEFINITIONS
     (a) Certain Definitions.
     For purposes of this Agreement:
     “Accounting Firm” shall have the meaning set forth in Section 2(h)(ii).
     “Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers with respect to the Business and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers with respect to the Business, (b) all other accounts receivable of the Business and the full benefit of all security for such accounts receivable and (c) any claim, remedy or other right related to any of the foregoing; provided, however that Accounts Receivable shall not include the Excluded Accounts Receivable.

     “Acquired Person” shall have the meaning set forth in Section 5(l)(ii).
     “Acquiring Person” shall have the meaning set forth in Section 5(l)(ii).
     “Acquisition” shall have the meaning set forth in Section 5(l)(ii).
     “Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority.
     “Affiliate”, with respect to any specified Person, means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
     “Agreement” shall have the meaning set forth in the Preamble hereto.
     “Allocation” shall have the meaning set forth in Section 6(a)(i).
     “Ancillary Agreements” means the Bills of Sale, the Assignment and Assumption Agreements, the Transition Services Agreement, the Real Estate Documents, the Escrow Agreement, the Environmental Escrow Agreement, the Intellectual Property Assignment, the Coexistence Agreement and any other agreements or instruments which Buyer reasonably requests Seller or any of its Affiliates to execute in connection with this Agreement in order to effectuate the transfer of any of the Transferred Assets or the assumption of any of the Assumed Liabilities, collectively.
     “Assignment and Assumption Agreements” means (i) the Assignment and Assumption Agreement to be entered into between the Buyer and the Seller in substantially the form of Exhibit A-1 hereto, (ii) the Assignment and Assumption Agreement to be entered into between the Buyer and Management in substantially the form of Exhibit A-2 hereto, (iii) the Assignment and Assumption Agreement to be entered into between Furmanite GSG BV and Flowserve Netherlands in substantially the form of Exhibit A-3 hereto, (iv) the Assignment and Assumption Agreement to be entered into between Furmanite GSG BVBA and Flowserve Belgium in substantially the form of Exhibit A-4 hereto (v) the Assignment and Assumption Agreement to be entered into between Furmanite GSG Limited and IPSCO in substantially the form of Exhibit A-5 hereto.
     “Assumed Liabilities” shall have the meaning set forth in Section 2(c).
     “Balance Sheet” shall have the meaning set forth in Section 3(f)(i).
     “Bills of Sale” means (i) a Bill of Sale transferring to the Buyer all of the tangible personal property owned by the Seller as of the Closing Date that is included in the Transferred Assets in substantially the form of Exhibit B-1 hereto, (ii) a Bill of Sale transferring to the Buyer all of the tangible personal property owned by Management as of the Closing Date that is included in the Transferred Assets in substantially the form of Exhibit B-2 hereto (iii) a Bill of Sale transferring to Furmanite GSG BV all of the tangible personal property owned by Flowserve Netherlands as of the Closing Date that is included in the Transferred Assets in substantially the form of Exhibit B-3 hereto (iv) a Bill of Sale transferring to Furmanite GSG BVBA all of the tangible personal property owned by Flowserve Belgium as of the Closing Date that is included in the Transferred Assets in substantially the form of Exhibit B-4 hereto, (v) a Bill of Sale transferring to Furmanite GSG Limited all of the tangible personal property owned by IPSCO as of the Closing Date that is included in the Transferred Assets in substantially the form of Exhibit B-5 hereto.
     “Books and Records” shall have the meaning set forth in Section 2(a)(viii).
     “Business” means the business of (i) Valve Maintenance conducted at or through the Locations and (ii) Online Services conducted at or through the Locations, and (iii) the manufacture of Wilson Snyder branded Valves.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Dallas, Texas or New York, New York.
     “Business Employees” means all individuals employed by the Seller Entities (including (a) those on military leave and family and medical leave, (b) those on approved leaves of absence, but only to the extent they have reemployment rights guaranteed under federal or state law, under any applicable collective bargaining agreement or under any leave of absence policy of the Seller and (c) those on short-term disability under the Seller’s short-term disability program), whose duties relate exclusively to the operations of the Business regardless of the company payroll on which such individuals are listed.
     “Business Intellectual Property” shall have the meaning set forth in Section 2(a)(iii).
     “Business Permits” shall have the meaning set forth in Section 2(a)(vii).
     “Buyer” shall have the meaning set forth in the Preamble hereto.
     “Buyer Group” shall have the meaning set forth in Section 5(r)(i).
     “Buyer Indemnified Parties” shall have the meaning set forth in Section 8(b).
     “Buyer Indemnitors” shall have the meaning set forth in Section 8(c).
     “Buyer Notice” shall have the meaning set forth in Section 5(l)(iii)
     “Buyout Vehicles” shall have the meaning set forth in Section 2(k).
     “Closing” shall have the meaning set forth in Section 2(g)(i).
     “Closing Date” shall have the meaning set forth in Section 2(g)(i).
     “Code” means the Internal Revenue Code of 1986, as amended.

     “Coexistence Agreement” means the Coexistence Agreement regarding the use of certain trademarks in substantially the form of Exhibit C attached hereto.
     “Confidentiality Agreement” shall have the meaning set forth in Section 5(g)(i).
     “Contracts” shall have the meaning set forth in Section 2(a)(i).
     “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.
     “Deductible” shall have the meaning set forth in Section 8(e)(ii)
     “Disclosure Schedules” shall have the meaning set forth in Section 3.
     “Donlen Assignment” shall have the meaning set forth in Section 2(g)(ii)(H).
     “Employee Plans” means any “employee benefit plans” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, any formal written plans and all other compensation or benefit plans, contracts, policies, programs or arrangements of the Seller or its Affiliates (other than routine administrative procedures) in connection with the Business, including all pension, profit sharing, savings and thrift, bonus, stock bonus, stock option or other cash or equity-based incentive or deferred compensation, employment, retention, severance pay and medical life insurance plans, contracts, policies, programs or arrangements with or for the benefit of any of the Business Employees or their dependents.
     “Encumbrance” means any charge, claim, mortgage, lien, security interest, restriction of any kind and, with respect to Owned Real Property, shall also mean any easement, right-of-way, lease, or encroachment of any kind.
     “English Real Property” shall have the meaning set forth in Section 3(l)(iii).
     “Enumerated Seller Entities” shall mean, collectively, Seller, IPSCO, Flowserve Netherlands, Management and Flowserve Belgium.
     “Environment” means the soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters under the authority of the United States or any state thereof), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.
     “Environmental Condition” means any pollution, contamination, degradation, damage or injury caused by, related to, arising from, or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, Release or emission of any “Hazardous Materials.”
     “Environmental Consultant” shall have the meaning set forth in Section 5(r)(ii).

     “Environmental Law” means all applicable laws, regulations, enforceable requirements that have the effect of law, orders, decrees, judgments or injunctions issued, promulgated or entered into by any Governmental Authority pertaining to the protection of the human health or the environment, including the Comprehensive Environmental Response, Compensation, and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (together, “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”), the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes, in each case where such laws are in effect on or prior to the Closing Date; provided, however, this definition of “Environmental Law” shall not include any legal requirement that falls within the definition of Occupational Health and Safety Laws.
     “Environmental Liabilities” means any and all liabilities, responsibilities, claims, suits, losses, costs (including remedial, removal, response, abatement, clean-up, investigative, or monitoring costs and any other related costs and expenses), other causes of action, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorneys’ fees and other legal fees: (i) pursuant to any agreement, order, notice, responsibility, directive (including directives embodied in Environmental Laws), injunction, judgment, or similar documents (including settlements), arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim for damage to natural resources, Remediation, or payment or reimbursement of response costs incurred or expended pursuant to Environmental Laws.
     “Environmental Permits” means all Permits issued or arising under any Environmental Law.
     “ERISA” shall have the meaning set forth in Section 2(d)(v).
     “Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement.
     “Escrow Agent” means the escrow agent appointed to hold the Working Capital Escrow Amount pursuant to the Escrow Agreement.
     “Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit D.
     “Excluded Accounts Receivable” means (i) those accounts receivable and other receivables relating to the Business transferred to certain financial institutions by Seller or its Affiliates prior to the Closing pursuant to that certain Receivables Purchase Agreement dated as of October 7, 2004 among Flowserve Receivables Corporation, Seller and certain financial institutions party thereto, regardless of whether such accounts receivable or other receivables have been subsequently reconveyed to, or repurchased by, Seller and its Affiliates prior to the Closing, which accounts receivable and other receivables are set forth in detail on Schedule 1(a)(i), (ii) those accounts receivable relating to IPSCO listed on Schedule 1(a)(i)(2), and (iii)

any other account receivable that as of the Closing Date, remained uncollected more than one-hundred twenty (120) days after the original invoice date for such account receivable.
     “Excluded Assets” shall have the meaning set forth in Section 2(b).
     “Excluded Liabilities” shall have the meaning set forth in Section 2(d).
     “Facilities” means any real property, leasehold or other interest in real property currently owned or operated by Seller and comprising part of the Transferred Assets.
     “Financial Statements” shall have the meaning set forth in Section 3(f)(i).
     “Flowserve Belgium” shall have the meaning set forth in the Preamble hereto.
     “Flowserve Netherlands” shall have the meaning set forth in the Preamble hereto.
     “FMLA” shall have the meaning set forth in Section 3(j)(ii).
     “Furmanite GSG BV” shall have the meaning set forth in the Preamble hereto.
     “Furmanite GSG BVBA” shall have the meaning set forth in the Preamble hereto.
     “Furmanite GSG Limited” shall have the meaning set forth in the Preamble hereto.
     “FWW” shall have the meaning set forth in the Preamble hereto.
     “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.
     “GE Lease” means that certain Lease Agreement executed as of June 25, 1998 between US Fleet Leasing, a unit of Associates Leasing, Inc., as Lessor, and Flowserve Corporation, as Lessee.
     “Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, tribunal or other instrumentality of any government, whether federal, state, provincial, territorial or local, domestic or foreign, that has, in each case, jurisdiction over the matter in question.
     “Guarantees” shall have the meaning set forth in Section 5(i).
     “Hazardous Material” means any pollutant, contaminant, chemical, substance, material or waste that is, as of the Closing Date, regulated by any Governmental Authority under Environmental Laws, including any pollutant, contaminant, chemical, material, substance or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “special waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of applicable Environmental Law, and including oil, used oil, petroleum, petroleum products and byproducts, friable asbestos or asbestos-containing materials, radon, urea formaldehyde and polychlorinated biphenyls.
     “HSR Act” shall have the meaning set forth in Section 5(h)(i).
     “Indemnification Cap” shall have the meaning set forth in Section 8(e)(ii).
     “Indemnified Party” shall have the meaning set forth in Section 8(d)(i).
     “Indemnifying Party” shall have the meaning set forth in Section 8(d)(i).
     “Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, and applications to register and registrations for any of the foregoing, (ii) patents and patent applications, (iii) copyrights (whether registered or unregistered) and applications for registration and registrations therefor, and (iv) confidential and proprietary information, including trade secrets, databases and other data compilations, know-how, inventions, invention disclosures, engineering designs, specifications and documentation.
     “Intellectual Property Assignment” means the Intellectual Property Assignment in the form of Exhibit E.
     “Interim Financial Statements” shall have the meaning set forth in Section 3(f)(i).
     “Inventory” shall have the meaning set forth in Section 2(a)(vi).
     “IPSCO” shall have the meaning set forth in the Preamble hereto.
     “IRS” means the Internal Revenue Service of the United States.
     “Knowledge”, with respect to the Seller and its Affiliates, means the actual knowledge or notice of Ronald Shuff, Phil Andre, John Nanos, Robert Roberts, Carey O’Connor, Michael Olsen, Thomas Pajonas, Edward Osborn, Jim Baker, Gary Patulski, Cameron Byrd, Edward Buckley, Stephen Steuart, Frank Hilferink, or the Chairman, Chief Executive Officer, President or Chief Financial Officer as of the date of this Agreement, or, if a statement, representation or warranty is being made as of another date, as of such date.
     “Law” means any statute, law, ordinance, regulation, rule, code (including the Code), injunction, judgment, decree or order of any Governmental Authority.
     “Leased Real Property” shall have the meaning set forth in Section 3(l)(ii).
     “Locations” means, collectively, those locations set forth in Schedule 3(l)(i) and 3(l)(ii).
     “Losses” shall have the meaning set forth in Section 8(b).
     “Management” shall have the meaning set forth in the Preamble hereto.

     “Material Adverse Effect” means any event, change, circumstance, effect or state of facts which, individually, or together with any other event, change, circumstance, effect or state of facts has or would be reasonably likely to have a material adverse effect upon (i) the business, properties, assets, financial condition or results of operations of the Business, taken as a whole or (ii) the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include the effect of any circumstance, change, development, event or state of facts arising out of or attributable to any of the following, either alone or in combination: (1) the markets in which the Business operates generally, (2) general economic or political conditions, (3) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof or other force majeure events occurring after the date hereof or (4) any changes in applicable Laws or accounting rules.
     “Material Consents” means those Required Consents set forth in Schedule 1(a)(ii).
     “Material Contracts” shall have the meaning set forth in Section 3(o)(i).
     “Names” shall have the meaning set forth in Section 5(j).
     “Netherlands/Belgium Business Employees” shall have the meaning set forth in Section 3(q)(ii)(B).
     “Non-U.S. Business Employees” shall have the meaning set forth in Section 5(f)(v).
     “OEM Related Third-Party Valve Maintenance” means the maintenance, repair, replacement and servicing of Valves (i) that are not manufactured by Seller or any of its Affiliates (whether under licensing arrangements by third-parties to Seller or any of its Affiliates or otherwise) in circumstances in which at least 75% by dollar volume of such Valves (determined by the Seller’s then general published list price for Valves manufactured by the Seller or any of its Affiliates and then general published list price for Valves that are not manufactured by the Seller or any of its Affiliates), as measured on a calendar quarter basis for each site of a customer, are manufactured by Seller or any of its Affiliates (including manufacture under licensing arrangements by third-parties to Seller or any of its Affiliates) (ii) as part of a contract that is principally for the replacement, maintenance, repair or servicing of (y) mechanical seals manufactured by Seller or any of its Affiliates (including manufacture under licensing arrangements by third-parties to Seller or any of its Affiliates) or (z) pump skids and related accessories, including Valves attached to the pump skids (whether or not in any case such pump skids or accessories are manufactured by Seller or any of its Affiliates) or (iii) at the Eastman Facility in Kingsport, Tennessee, but only to the extent the Eastman Facility is providing services other than pressurized Online Services.
     “OEM Valve Maintenance” means the maintenance, repair, replacement, servicing and distribution of Valves that are manufactured by Seller or its Affiliates (including manufacture under licensing arrangements by third-parties to Seller or its Affiliates).

     “Online Services” means any online services in a pressurized environment, including (i) on-line leak sealing, (ii) leak detection and repair, (iii) on-site or field machining, (iv) line stopping, (v) line freezing, (vi) bolting (torquing and tensioning), (vii) online safety-valve testing, (viii) fugitive emission monitoring, (ix) concrete repair, (x) composite pipe wrapping, (xi) line or tube crimping, (xii) hot-tapping or (xiii) tube plugging.
     “Owned Real Property” shall have the meaning set forth in Section 3(l)(i).
     “Permits” shall have the meaning set forth in Section 3(h)(ii).
     “Permitted Encumbrance” means (a) the lien of this Agreement and such liens as are listed on Schedule 1(a)(iii) hereto, (b) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (c) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (d) liens arising under original purchase price conditional sales contracts or equipment leases with third parties entered into in the ordinary course of business, (e) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities, and (f) with respect to a particular Transferred Asset, all exceptions, restrictions, easements, imperfections of title, charges, rights-of-way and other Encumbrances that do not prohibit or materially interfere with the present use of such Transferred Asset in the Business.
     “Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
     “Phase I ESA” shall have the meaning set forth in Section 5(r)(ii).
     “Phase II ESA” shall have the meaning set forth in Section 5(r)(iv).
     “Potential Contributor” shall have the meaning set forth in Section 8(f).
     “Purchase Price” shall have the meaning set forth in Section 2(f).
     “Real Estate Documents” means, for each interest in Real Property listed in Schedule 3(l)(i) or 3(l)(ii) that is part of the Transferred Assets (other than interests in Real Property situated outside the United States), a recordable warranty deed in the form of the Warranty Deed for the applicable jurisdiction attached hereto as Exhibits F-1 through F-4, an assignment and assumption of lease in the form of Exhibit G, or such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably satisfactory to Buyer and its counsel.
     “Real Property” shall have the meaning set forth in Section 2(a)(ii).

     “Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment.
     “Remedial Action”, “Remediation”, or “Remediate” means all actions undertaken to comply with applicable Environmental Laws that are necessary to: (a) clean up, remove, treat or in any other way address any Hazardous Material; (b) prevent the Release or threat of Release or to minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
     “Representatives” of a party means its officers, employees, agents, accountants, advisors, bankers and other representatives.
     “Required Consents” shall have the meaning set forth in Section 2(e)(i).
     “Restricted Business” shall have the meaning set forth in Section 5(l)(i).
     “Restricted Portion” shall have the meaning set forth in Section 5(l)(ii).
     “Retained Taxes” shall have the meaning set forth in Section 2(d)(i).
     “Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.
     “Schedule Update Matter” shall have the meaning set forth in Section 8(e)(ii)
     “Seller” shall have the meaning set forth in the Preamble hereto.
     “Seller Entities” shall mean, collectively, the Enumerated Seller Entities and any other Subsidiary or Affiliate of Seller participating in or that has participated in the Business or that owns or holds assets used in the Business.
     “Seller Indemnified Parties” shall have the meaning set forth in Section 8(c).
     “Seller Notice” shall have the meaning set forth in Section 5(l)(iii).
     “Significant Transferred Equipment and Fixtures” shall have the meaning set forth in Section 3(e)(i).
     “Straddle Period” means, with respect to any Tax, a period that begins on or before the Closing Date and ends after the Closing Date.

     “Subsidiary” of any Person means any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.
     “Tangible Personal Property” shall have the meaning set forth in Section 2(a)(v).
     “Taxes” means all forms of taxation imposed by any Federal, state, provincial, local, foreign or other taxing authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding, health and other taxes of any kind, including any interest, penalties and additions thereto.
     “Taxing Authority” means the IRS or any other Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
     “Termination Date” shall have the meaning set forth in Section 9(a)(iv).
     “Third-Party Buyer” shall have the meaning set forth in Section 5(l)(iii).
     “Third Party Claim” shall have the meaning set forth in Section 8(d)(i).
     “Third-Party Valve Maintenance” means (i) with regard to Seller and its Affiliates, Valve Maintenance with respect to Valves that are not manufactured by Seller or any of its Affiliates (whether under license or otherwise), and (ii) with regard to an Acquired Person, Valve Maintenance with respect to Valves that are not manufactured by such Acquired Person or any of its Affiliates (whether under license or otherwise); provided that Third-Party Valve Maintenance shall not include Valve Maintenance the principal purpose of which is to replace Valves that are not manufactured by Seller or any of its Affiliates (whether under license or otherwise) or an Acquired Person or any of its Affiliates (whether under license or otherwise) with Valves that are manufactured by Seller or any of its Affiliates (including manufacture under licensing arrangements by third-parties) or an Acquired Person or any of its Affiliates (including manufacture under licensing arrangements by third-parties).
     “Transferred Assets” shall have the meaning set forth in Section 2(a).
     “Transferred Employees” shall have the meaning set forth in Section 5(f)(i).
     “Transfer Taxes” shall have the meaning set forth in Section 6(b).
     “Transition Services Agreement” means the Transition Services Agreement to be entered into between the Buyer and the Seller with respect to the performance of certain transition services by Seller and its Affiliates for Buyer and its Affiliates following the Closing Date in substantially the form of Exhibit H hereto.
     “UK Business Employees” shall have the meaning set forth in Section 3(q)(ii)(A).

     “Valve Maintenance” means the maintenance, repair, replacement and servicing of Valves.
     “Valves” means valves, positioners, actuators, safety relief valves, control valves and related components.
     “Vehicle Buyout Amount” shall have the meaning set forth in Section 2(k).
     “WARN Act” shall have the meaning set forth in Section 5(f)(vii).
     “Working Capital Peg” means an amount equal to $15,544,000.
     “Working Capital Amount” means, with respect to the Business on the Closing Date, the (i) Accounts Receivable (less reserves) plus (ii) the lesser of (y) Inventory and (z) $13,200,000, minus (iii) accounts payable. For the purpose of calculating the Working Capital Amount, the Inventory shall be valued in accordance with the method set forth in Schedule 1(a)(iv).
     “Working Capital Escrow Amount” means an amount equal to $2,000,000.
     “Working Capital Statement” shall have the meaning set forth in Section 2(h)(i).
2.	PURCHASE AND SALE
     (a) Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller and the other Seller Entities shall sell, assign, transfer, convey and deliver (or cause the Seller Entities other than Seller, as applicable, to sell, assign, transfer, convey and deliver) to the Buyer all of the Transferred Assets free and clear of all Encumbrances other than Permitted Encumbrances, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets and assume the Assumed Liabilities. “Transferred Assets” shall mean all of each Seller Entity’s right, title and interest in, to and under the following enumerated assets (other than the Excluded Assets), to the extent relating exclusively to the Business and as set forth below (including the schedules referenced below):
     (i) all contracts and agreements listed in Schedule 3(o)(i) of the Disclosure Schedules, and all other contracts and agreements to which a Seller Entity is a party or by which a Seller Entity is bound that arise exclusively out of the operation of the Business (the “Contracts”);
     (ii) all real property, leaseholds and other interests in real property listed in Schedules 3(l)(i) and 3(l)(ii) of the Disclosure Schedules, together with each Seller Entity’s right, title and interest in, to and under all buildings, improvements and fixtures thereon and all appurtenances thereto (the “Real Property”);
     (iii) all Intellectual Property listed in Schedule 3(m) of the Disclosure Schedules and any Seller Entity’s right, title, and interest in and to all other Intellectual Property relating exclusively to the Business, including goodwill, it being understood and agreed that, to the extent possible, Seller (or the appropriate Seller Entity) shall license to

Buyer all Intellectual Property used by Seller or its Affiliates in conducting the Business which is owned by, whether in whole or in part, Seller or its Affiliates and which is not otherwise sold, assigned, transferred, conveyed, or delivered to Buyer under this Section 2(a)(iii), wherein such licenses shall be paid up, royalty free, irrevocable, and world wide with respect to use in the Business and all other intangible rights and property associated exclusively with the Transferred Assets, including goodwill (collectively, the “Business Intellectual Property”);
     (iv) all Accounts Receivable created in the ordinary course of business by any Seller Entity that arise exclusively out of the operation of the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;
     (v) (A) all machinery, equipment, furniture, furnishings, parts, spare parts, vehicles and other tangible personal property owned or leased by any Seller Entity and used or held for use exclusively in the Business (the “Tangible Personal Property”), and (B) all assignable warranties and licenses issued to any Seller Entity in connection with the Tangible Personal Property;
     (vi) all raw materials, work-in-progress, finished goods, supplies, packaging materials and other inventories owned by any Seller Entity on hand as of the Closing Date and used or held for use exclusively in the Business (the “Inventory”);
     (vii) to the extent assignable, all Permits used or held for use exclusively in the Business, and all pending applications therefore and renewals thereof (the “Business Permits”);
     (viii) all books of account, general, financial, accounting records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals and customer and supplier correspondence owned by any Seller Entity relating primarily to the Business except to the extent relating to Excluded Assets and Excluded Liabilities (the “Books and Records”); provided, however, that Seller and its Affiliates may retain copies thereof;
     (ix) all credits, prepaid expenses and security deposits relating exclusively to the Business and rights to offset or claims for refunds in respect thereto;
     (x) all rights, claims and causes of action relating exclusively to any Transferred Asset or any Assumed Liability, other than as provided in Section 2(b)(vi); and
     (xi) any assets held by Seller or its Affiliates or by any third-party for the principal purpose of satisfying (in whole or in part) liabilities or obligations that are assumed by Buyer and its Affiliates pursuant to Section 2(c)(vii) (relating to Non-U.S. Business Employees).

     (b) Excluded Assets. Notwithstanding anything contained in Section 2(a) to the contrary, the Seller is not selling, and the Buyer is not purchasing, any assets other than those specifically listed or described in Section 2(a), and without limiting the generality of the foregoing, the term “Transferred Assets” shall expressly exclude the following assets of the Seller Entities, all of which shall be retained by the Seller Entities (collectively, the “Excluded Assets”):
     (i) all of the Seller’s and its Affiliates’ cash and cash equivalents;
     (ii) the Seller’s and its Affiliates’ corporate books and records of internal corporate proceedings, tax records, work papers and books and records that the Seller and its Affiliates are required by Law to retain, provided, however, that to the extent such items are substantially related to a Transferred Assets or an Assumed Liability, Seller will provide copies of the same upon Buyer’s request and at Buyer’s expense;
     (iii) all rights in the following names and marks and any variation or derivation thereof: “Flowserve” and such other names and marks set forth on Schedule 2(b)(iii);
     (iv) all of the Seller’s and its Affiliates’ bank accounts;
     (v) all accounting records (including records relating to Taxes) and internal reports relating to the business activities of the Seller and its Affiliates that are not Transferred Assets;
     (vi) any interest in or right to any refund of Taxes relating to the Business, the Transferred Assets or the Assumed Liabilities for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;
     (vii) all records prepared in connection with the sale of the Business, including bids received from third persons and analyses relating to the Business;
     (viii) any insurance policies and rights, claims or causes of action thereunder;
     (ix) any assets of or relating to any Employee Plan, except as otherwise specifically provided in Section 2(a)(xi) of this Agreement (relating to assets held for the satisfaction of certain obligations or liabilities with respect to Non-U.S. Business Employees);
     (x) all rights to receive division or corporate-level services of the type currently provided to the Business by the Seller or any of its Affiliates; provided, however, that nothing contained herein shall limit Seller’s obligation to provide services under the Transition Services Agreement;
     (xi) all rights, claims and causes of action relating to any Excluded Asset or any Excluded Liability;
     (xii) the assets of the Seller listed in Schedule 2(b)(xii);

     (xiii) all rights of the Seller under this Agreement and the Ancillary Agreements;
     (xiv) the Accounts Receivable, Contracts and other agreements listed in Schedule 2(b)(xii); and
     (xv) the Excluded Accounts Receivable.
     (c) Assumed Liabilities. Subject to Section 2(d), in connection with the purchase and sale of the Transferred Assets pursuant to this Agreement, at the Closing, the Buyer shall assume and pay, discharge, perform or otherwise satisfy, and indemnify, defend and hold harmless from and after the Closing Seller and each of the Seller Indemnified Parties from and against, the following liabilities and obligations (other than Excluded Liabilities) of any kind and nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise and whether due or to become due, of the Seller Entities arising out of, relating to or otherwise in respect of the Business or the Transferred Assets (the “Assumed Liabilities”):
     (i) any trade account payable of the Business reflected in the Balance Sheet;
     (ii) any trade account payable (other than a trade account payable to any Seller Entity or their respective Affiliates) of the Business incurred subsequent to the date of the Balance Sheet in the ordinary course of business consistent with past practice (but not for any liabilities arising out of the breach by a Seller Entity of its obligations);
     (iii) except as provided in Section 2(d), all Environmental Liabilities relating to the Transferred Assets, without regard to whether Environmental Conditions were present at, on, or underlying such Transferred Assets on, prior to or after the Closing Date;
     (iv) any Taxes to be paid by the Buyer pursuant to Article 6;
     (v) all liabilities of the Seller under the Contracts (other than Contracts which are Excluded Assets) and the Business Permits to be performed on or after, or in respect of periods following, the Closing Date; provided, however, that with regard to liabilities under such Contracts, such liability shall only be assumed to the extent such liability does not arise from or relate to any breach of such Contract that occurred prior to the Closing Date;
     (vi) all liabilities in respect of products or services manufactured, marketed, distributed, supplied, performed or sold by the Business on or after the Closing Date, including product liability and negligence claims and liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims;
     (vii) any obligations or liabilities to or with respect to any current or former Non U.S. Business Employees (and their covered dependents and beneficiaries), but only if and to the extent Buyer or any of its Affiliates succeeds to such liabilities or obligations

(or to participation in the Employee Plans under which such liabilities or obligations are incurred) in accordance with the provisions of this Agreement and applicable Law; and
     (viii) subject to Section 2(m), any payment obligations to Non-U.S. Business Employees who become Transferred Employees, which payment obligations arise under the terms of any retention and/or severance agreements or arrangements made in contemplation of the consummation of the transactions contemplated by this Agreement.
     (d) Excluded Liabilities. Notwithstanding any other provision of this Agreement to the contrary, including Section 2(c), the Buyer is not assuming and the Seller shall pay, discharge, perform or otherwise satisfy, all liabilities other than the Assumed Liabilities (the “Excluded Liabilities”), including the following:
     (i) all Taxes of any Seller Entity, including arising out of or resulting from the consummation of this Agreement and all Taxes arising from or relating to the Transferred Assets or the operation of the Business that are incurred in or attributable to any period that ends prior to or on and including the Closing Date, or any portion of any period that includes but ends after the Closing Date, except for Transfer Taxes (“Retained Taxes”);
     (ii) all liabilities in respect of products or services manufactured, marketed, distributed, supplied, performed or sold by the Business prior to the Closing Date, including product liability and negligence claims, liabilities for refunds, adjustments, allowances, repairs, exchanges, returns and warranty or similar claims, and liabilities for infringement, misappropriation, or other violation of third-party Intellectual Property whether the foregoing arises directly, or under an obligation to indemnify, or otherwise;
     (iii) all Environmental Liabilities alleged by or payable to any Person other than a Buyer Entity or its Affiliates that arise out of the migration of Hazardous Materials from any Transferred Asset to any property owned or operated by such Person, to the extent the Environmental Condition or Release of Hazardous Materials giving rise to such Environmental Liabilities was present on, at, or underlying the Transferred Asset, or the Release of Hazardous Materials occurred on or at the Transferred Asset, on or prior to the Closing Date;
     (iv) any liability or obligation of any Seller Entity or any Affiliate of any Seller Entity to or with respect to any of its or their current or former employees, officers, directors or other personnel (or any of their dependents or beneficiaries), whether or not contingent, including, without limitation, any liability of Seller or a Seller Entity described in Section 5(f);
     (v) other than as set forth in Section 2(c)(vii), any Employee Plan and any liability of, to or with respect to any Employee Plan, or any liability or obligation arising under Title I or IV or Section 302 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 412 or 4980B of the Code, including, but not limited to (i) any liability for complete or partial withdrawal under any multiemployer plan (as defined in Section 3(37) of ERISA) pursuant to Section 4203 or 4205 of ERISA, respectively, and (ii) any liability to the Pension Benefit Guaranty Corporation (including, without limitation, liabilities for premiums and terminations);
     (vi) any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date, other than accounts payable assumed by Buyer pursuant to Section 2(c)(i) or 2(c)(ii);
     (vii) any intercompany liabilities;
     (viii) any liability or obligation relating to an Excluded Asset; provided, however, that to the extent, if any, that any liability might be partly an Assumed Liability and partly an Excluded Liability, the apportionment of such liability shall be determined pursuant to equitable principles; and
     (ix) all liabilities accruing, arising out of or relating to the conduct or operation of the Business or the ownership or use of the Transferred Assets before the Closing Date, except as set forth in Section 2(c)(iii) above.
     (e) Consents to Certain Assignments.
     (i) The Seller and the Buyer will, prior to the Closing Date, cooperate in the giving of all notices to third parties (including all Governmental Authorities) and will use their commercially reasonable efforts to obtain all approvals, consents, novations and waivers of any third party (including all Governmental Authorities) that are required to give effect to the transactions contemplated by this Agreement or which are otherwise required under any Contract, license, lease or Permit in connection with the consummation of the transactions contemplated by this Agreement (the “Required Consents”); provided that the Seller will be obligated hereunder to pay any contractually required consideration to any third party from whom such consent is requested.
     (ii) If the parties are unable to obtain any Required Consent prior to Closing, but the Closing occurs: (A) notwithstanding Sections 2(a) and 2(c), neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the transactions contemplated hereunder shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of a Transferred Asset or Assumed Liability for which a Required Consent has not been obtained and (B) at Buyer’s request, the parties shall continue to use commercially reasonable efforts, and cooperate with each other, to obtain any unobtained Required Consent as quickly as practicable. Pending the obtaining of any such Required Consent, Seller shall (1) use all commercially reasonable efforts to take such actions as are reasonably requested by Buyer to limit the adverse effect upon Buyer and its Affiliates resulting from, or which would reasonably be expected to result after the Closing Date, from the failure to obtain such Required Consent, (2) cooperate in good faith with the Buyer to develop an alternative arrangement to ensure that Buyer obtains the benefits (and is responsible for the liabilities) consistent with the economic results intended by this Agreement. Seller shall also save, defend, indemnify and hold harmless the Buyer Indemnified Parties (as defined below) from and against any and all Losses to the extent arising out of or resulting from the failure to obtain such Required Consent. Once such Required Consent is obtained, Seller shall promptly assign, transfer, convey and deliver the Transferred Asset to which such Required Consent relates to Buyer, and Buyer shall (from and after the date of such assignment, transfer, conveyance or delivery) assume any obligations or liabilities in connection with such Transferred Asset that would have been Assumed Liabilities if such Transferred Asset would have been assigned, transferred, conveyed and delivered to Buyer on the Closing Date, all pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement attached hereto as Exhibit A-1 (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no increase in the Purchase Price).
     (f) Consideration. On the Closing Date, in full consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to the Buyer, at the Closing, the Buyer shall (i) pay, or cause to be paid, to the Seller, by cashiers or certified check, an amount equal to $15,221,896 (the “Purchase Price”) plus (X) the Vehicle Buyout Amount, and minus (Y) the Working Capital Escrow Amount, and (ii) pay an amount equal to the Working Capital Escrow Amount to the Escrow Agent to be held, managed and disposed of in accordance with the Escrow Agreement.
     (g) Closing.
     (i) The sale and purchase of the Transferred Assets and the assumption of the Assumed Liabilities contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Fulbright & Jaworski LLP, 2200 Ross Avenue, Suite 2800, Dallas, Texas 75201, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Section 7 (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” The Closing shall be deemed to be effective as of 11:59 p.m. Dallas time on the Closing Date, and management control of the Transferred Assets will change effective as of that time. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Agreement on the date, time or at the place determined pursuant to this Section 2(g) will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
     (ii) At the Closing, the Seller shall deliver or cause to be delivered to the Buyer the following documents:
     (A) duly executed copies of each of the Ancillary Agreements;

     (B) certified resolutions of the board of directors (or analogous governing body) of each Enumerated Seller Entity authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;
     (C) a duly executed certificate of the secretary (or a similar officer) of each Enumerated Seller Entity as to incumbency and specimen signatures of officers of the Enumerated Seller Entity executing this Agreement and the Ancillary Agreements;
     (D) a duly executed certificate of an executive officer of the Seller pursuant to Section 7(c)(i);
     (E) a duly executed and acknowledged affidavit of each Enumerated Seller Entity that is transferring Owned Real Property situated in the United States, substantially in the form attached hereto as Exhibit I, stating that such Enumerated Seller Entity is not a “foreign person” as defined in Section 1445 of the Code;
     (F) a certificate issued by the appropriate Belgian authorities certifying that Flowserve Belgium does not have any outstanding tax liabilities;
     (G) Certificates of title or ownership for each title vehicle that is a Transferred Asset and that is owned by a Seller Entity (each of which is set forth on Schedule 2(g)(ii)(G)), each of which certificates shall be duly endorsed by the Seller Entity that owns such vehicle or accompanied by an executed copy of any legally required form of assignment;
     (H) a copy of the Assignment and Consent attached hereto as Exhibit K (the “Donlen Assignment”) duly executed by Seller and Donlen Trust;
     (I) a copy of a written lease agreement covering the Facility located in Hellevoetslius, Netherlands duly executed by Flowserve Netherlands and the landlord or owner of such Facility, which lease agreement’s terms and conditions are satisfactory to Buyer and which lease agreement is freely assignable to Furmanite GSG BV without the consent of the landlord or owner of such Facility.
     (iii) At the Closing, the Buyer shall deliver or cause to be delivered to the Seller the following documents:
     (A) duly executed copies of each of the Ancillary Agreements;
     (B) certified resolutions of the board of directors of the Buyer authorizing the transactions contemplated by this Agreement and the Ancillary Agreements;

     (C) a duly executed certificate of the secretary of the Buyer as to incumbency and specimen signatures of officers of the Buyer executing this Agreement and the Ancillary Agreements;
     (D) a duly executed certificate of an executive officer of the Buyer pursuant to Section 7(b)(i); and
     (E) a copy of the Donlen Assignment duly executed by Furmanite Worldwide, Inc.
     (h) Adjustment of Purchase Price.
     (i) Within forty-five (45) days after the date of the Closing, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement of the Working Capital Amount as of the Closing Date (the “Working Capital Statement”). The Working Capital Statement shall be prepared in accordance with the same accounting principles and methodology as the Financial Statements.
     (ii) Within forty-five (45) days following receipt by Seller of the Working Capital Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Working Capital Statement. In the event that Seller does not notify Buyer of a dispute with respect to the Working Capital Statement within such forty-five (45) day period, such Working Capital Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within thirty (30) days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the firm of BDO Seidman LLP, or such other public accounting firm to which the parties may agree, (the “Accounting Firm”) to resolve such dispute. All determinations made by the Accounting Firm shall be final, conclusive and binding on the parties. Buyer and Seller shall share equally the fees and expenses of the Accounting Firm. Following its final determination of the Working Capital Amount, the Accounting Firm shall, within two (2) Business Days from the date of such final determination, deliver a written notice to the Escrow Agent specifying the Working Capital Amount.
     (iii) For purposes of complying with the terms set forth in this Section 2(h), Buyer and the Business, on the one hand, and Seller, on the other hand, shall cooperate with and make available to the other party and its Representatives all information, records, data and working papers, and will permit access to their facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Working Capital Statement and the resolution of any disputes thereunder.
     (iv) If the Working Capital Amount as of the Closing Date (as finally determined pursuant to Section 2(h)(ii)) is less than the Working Capital Peg, then the Purchase Price shall be adjusted appropriately and the Escrow Agent shall pay to Buyer from the Escrow Account, in accordance with the terms of the Escrow Agreement, by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount in cash equal to the Working Capital Peg minus the Working Capital Amount, within five (5) Business Days from the date on which the Working Capital Amount is finally determined pursuant to Section 2(h)(ii). If the amounts held in the Escrow Account at the time of such payment are insufficient to pay to Buyer the entire amount by which the Working Capital Peg exceeds the Working Capital Amount, then, on the same day as the Escrow Agent makes its payment to Buyer, Seller shall pay an amount equal to the shortfall to Buyer by bank wire transfer of immediately available funds to an account designated in writing by Buyer. If the Working Capital Peg is less than the Working Capital Amount as of the Closing Date (as finally determined pursuant to Section 2(h)(ii)), then the Purchase Price shall be adjusted appropriately, the Escrow Agent shall pay to Seller the entire amount remaining in the Escrow Account, in accordance with the terms of the Escrow Agreement, by bank wire transfer of immediately available funds to an account designated in writing by Seller, and Buyer shall pay or cause to be paid, by bank wire transfer of immediately available funds to an account designated in writing by Seller, an amount in cash equal to the Working Capital Amount minus the Working Capital Peg, within five (5) Business Days from the date on which the Working Capital Amount is finally determined pursuant to Section 2(h)(ii). If there are any amounts remaining in the Escrow Account after all payments required to be made by this Section have been made, the Escrow Agent shall promptly release such amounts to the Seller no later than the fifth (5th) Business Day following the date of such final payment, all in accordance with the Escrow Agreement.
     (i) Transfers Directly to Buyer Affiliates. The parties acknowledge that Buyer may wish to have particular Transferred Assets (or groups of particular Transferred Assets) and particular Assumed Liabilities (or groups of particular Assumed Liabilities) directly transferred, conveyed or assigned to, or assumed by, as the case may be, designated Subsidiaries or Affiliates of Buyer rather than to or by Buyer itself, and Seller agrees that, consistent with its obligations in Section 5(h), at the direction of Buyer it shall, and shall cause its Subsidiaries and Affiliates to, transfer, convey or assign, as the case may be, any Transferred Assets and Assumed Liabilities specified by Buyer to such designated Subsidiaries and Affiliates of Buyer rather than to Buyer itself. The parties agree that such direct transfer, conveyance or assignment, as the case may be, shall be deemed to be for the benefit of Buyer and that compliance with such direction from Seller shall not relieve Buyer of its obligations to the Seller Indemnified Parties under Section 8(c)(iii) nor Seller of its obligations to the Buyer Indemnified Parties under Section 8(b)(iii).
     (j) Transfer of English Real Property. The English Real Property is sold subject to the provisions and other conditions set out in Schedule 3(l)(iii)(B).
     (k) Buyout of Leased Vehicles. Prior to the Closing Date, Seller shall, or shall cause each of the other Seller Entities to, exercise its purchase option under the GE Lease with regard to the vehicles set forth in Schedule 2(k) (the “Buyout Vehicles”) such that Seller or another Seller Entity shall become the owner and title holder of the Buyout Vehicles prior to the Closing Date. At least two (2) days prior to the Closing Date, Seller shall provide Buyer with evidence reasonably satisfactory to Buyer of the amount of the payment Seller made in respect of its exercise of the purchase option regarding the Buyout Vehicles and the Purchase Price shall be increased by an amount equal to the lesser of (i) the amount of such payment Seller (or another Seller Entity) makes in respect of its exercise of such purchase option, or (ii) $368,104 (such lesser amount being the “Vehicle Buyout Amount”).
     (l) IBM Leased Equipment. In the event that Seller or its Affiliates have not as of the Closing Date completed the exercise of its or their purchase option with regard to each item of computer equipment used at each of the Facilities and which computer equipment is or was leased by a Seller Entity from IBM Credit Corporation pursuant to the Term Master Lease Agreement dated February 11, 1998 by and between Flowserve Corporation and IBM Credit Corporation, then Seller shall, following the Closing, continue to make all scheduled lease payments with regard to such computer equipment until such time as it is able to complete such exercise of its or their purchase option (as the case may be), and following such completion, shall execute a special purpose Bill of Sale assigning and transferring to Buyer or any designated Affiliate of Buyer, all such computer equipment. Seller shall also save, defend, indemnify and hold harmless the Buyer Indemnified Parties (as defined below) from and against any and all Losses to the extent arising out of or resulting from the failure to obtain the consent of the lessor of such computer equipment prior to Closing.
     (m) Retention Payment True-Up. In the event Buyer is required to make payments that are more or less than $458,028 under Section 2(c)(viii) or otherwise in connection with severance or retention arrangements entered into with Non-U.S. Business Employees prior to the Closing Date, Buyer shall provide notice of the amount of such variance to Seller within the later of one-hundred eighty (180) days following the Closing Date or thirty days after a payment is made, and if more than such amount Seller shall, promptly after receiving such notice, remit payment to Buyer of such excess and if less than such amount, Buyer shall at the time of such notice, remit such savings to Seller, in each case by wire transfer of immediately available funds to an account designated by the receiving party.
3.	REPRESENTATIONS AND WARRANTIES OF THE SELLER
     Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:
     (a) Organization. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate the Transferred Assets and to carry on the Business as it is now being conducted.
     (b) Authority. Each Enumerated Seller Entity has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Seller of this Agreement and the execution and delivery by Seller and each other Enumerated Seller Entity of the Ancillary Agreements to which each will be a party and the consummation by the Seller Entities of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action. This Agreement has been, and upon their execution each of the Ancillary

Agreements to which an Enumerated Seller Entity will be a party will have been, duly executed and delivered by each such Enumerated Seller Entity. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which an Enumerated Seller Entity will be a party will constitute, the legal, valid and binding obligations of the Enumerated Seller Entity executing such agreement, enforceable against the applicable Enumerated Seller Entity in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (c) No Conflict; Required Filings and Consents. Schedule 3(c)(i) sets forth a true and correct list of all Required Consents.
     (i) The execution, delivery and performance by the Seller of this Agreement and by the Seller Entities of each of the Ancillary Agreements to which Seller Entity will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
     (A) conflict with or violate the certificate of incorporation or bylaws (or analogous constituent documents) of any Seller Entity; or
     (B) conflict with or violate in any material respect any Law applicable to a Seller Entity, the Business or any of the Transferred Assets or by which a Seller Entity, the Business or any of the Transferred Assets may be bound or affected.
     (ii) No Seller Entity is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller Entity of this Agreement and each of the Ancillary Agreements to which such Seller Entity will be a party or the consummation of the transactions contemplated hereby or thereby, except as may be necessary as a result of any facts or circumstances that are particular to the Buyer or any of its Affiliates.
     (d) Transferred Assets.
     (i) The Seller Entities have, and at the Closing will have, good and marketable title to, or a valid and binding license in, the Tangible Personal Property, the Contracts, the Intellectual Property listed on Schedule 3(m), the Accounts Receivable, the credits, prepaid expenses and security deposits transferred pursuant to Section 2(a)(ix) and the Inventory, in each case free and clear of any Encumbrance except for Permitted Encumbrances and except as set forth in Schedule 3(d)(i). Except with respect to the representations in Sections 3(l) (including Schedule 3(l)(C)(iii)), 3(n)(iv), and 3(q)(i), the foregoing representations with respect to the absence of Encumbrances on Transferred Assets shall be the only representations relating to Encumbrances for which the Buyer Entities may seek indemnity pursuant to Article 8 hereof.

     (ii) This Agreement and the instruments and documents to be delivered by the Seller Entities to the Buyer at or following the Closing shall be adequate and sufficient to transfer to the Buyer the Seller Entities’ entire right, title and interest in and to the Transferred Assets, subject to Section 2(e). The transfer to the Buyer of the Transferred Assets pursuant to this Agreement, together with the Buyer’s rights under this Agreement and the Ancillary Agreements, comprise the assets and rights required to operate the Business in substantially the same manner as such operations have heretofore been conducted in all material respects, assuming that the Buyer has the ability to provide to the Business all corporate level services of the type currently provided to the Business by Seller and its Affiliates. The Buyer acknowledges that as of the Closing Date, neither the Seller nor any of its Affiliates shall have any obligation to provide any support or other services to the Buyer relating to the Business other than as set forth in the Services Agreement.
     (e) Fixtures, Equipment and Facilities.
     (i) Set forth on Schedule 3(e)(i) is a list of each item of machinery, equipment, tools, furniture, office equipment, computer hardware, vehicles and fixtures (other than such items that would constitute Inventory) of every kind included in the Transferred Assets with a book value in excess of $10,000 and such other items of machinery, equipment, tools, furniture, office equipment, computer hardware, vehicles and fixtures included in the Transferred Assets with a book value of $10,000 or less as Seller and Buyer have mutually agreed to include in such Schedule 3(e)(i) (the “Significant Transferred Equipment and Fixtures”). Schedule 3(e)(i) correctly indicates which items of Significant Transferred Equipment and Fixtures are owned by the Seller or any of its Affiliates and which items of Significant Transferred Equipment and Fixtures are leased by the Seller or any of its Affiliates.
     (ii) Each item of Significant Transferred Equipment and Fixtures has been maintained in accordance with the maintenance policies and procedures of the Seller.
     (iii) None of the Transferred Assets are subject to or used by a Seller Entity pursuant to a lease except for such leases for which true, correct and complete copies have been provided to Buyer or its representatives.
     (iv) Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning and other legal requirements and is not subject to “permitted nonconforming” use or structure classifications. All improvements constructed by the Seller (and, to the Knowledge of Seller, all other improvements) are in compliance with all applicable Laws, including those pertaining to zoning, building and the disabled. No part of any such improvement located on Owned Real Property (and, to the Knowledge of Seller, all other improvements) encroaches beyond any set-back lines, easements, rights of way, or on any real property not included in the Real Property, and to the Knowledge of the Seller there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property. To the Knowledge of the Seller, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any facility used in the Business and included in the Real Property or that would prevent or hinder the continued use of such facility as heretofore used in the conduct of the Business.
     (f) Financial Statements.
     (i) The unaudited consolidated balance sheet of the Business as at December 31, 2002, December 31, 2003, and December 31, 2004, and the related unaudited consolidated statements of results of operations and cash flows of the Business, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”) and the unaudited consolidated balance sheet of the Business as of November 30, 2005 (the “Balance Sheet”), and the related unaudited consolidated statements of results of operations and cash flows, together with all related notes and schedules thereto (collectively referred to as the “Interim Financial Statements”) are attached hereto as Schedule 3(f)(i). Each of the Financial Statements and the Interim Financial Statements (A) has been prepared based on the books and records of the Seller pertaining to the Business (except as may be indicated in the notes thereto) and the financial information contained therein has been included in Seller’s financial statements at the amounts stated in such Financial Statement and Interim Financial Statement for and as of the periods that correspond to each such Financial Statement and Interim Financial Statement; (B) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (C) fairly presents, in all material respects, the consolidated financial condition of the Business as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes.
     (ii) There are no debts, liabilities or obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Business of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than any such debts, liabilities or obligations (A) reflected or reserved against on the Interim Financial Statements, the Financial Statements or the notes thereto, (B) incurred since the date of the Balance Sheet in the ordinary course of business, or (C) for Taxes.
     (iii) All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by Seller or its Affiliates in the ordinary course of the Business.
     (g) Absence of Certain Changes or Events. Since the date of the Balance Sheet, there has not occurred any Material Adverse Effect and, except as set forth on Schedule 3(g), with respect to the Business there has not been any:

     (i) grant or announcement of any increase in the salaries, bonuses or other benefits or compensation to any Business Employee as of the date hereof or entry into any employment, severance or similar agreement with any such employee other than as required by Law, or other than ordinary salary or incentive compensation arrangements or increases not inconsistent with the past practices of the Seller (including with respect to new hires and promotions);
     (ii) adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;
     (iii) damage to or destruction or loss of any material Transferred Asset, whether or not covered by insurance;
     (iv) entry into, termination of or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit or similar contract to which Seller is a party, or (ii) any transaction involving the Business and involving a total remaining commitment by a Seller Entity as of the date hereof of more than $50,000;
     (v) sale, lease, transfer or other disposition of any Significant Transferred Equipment and Fixtures or any interest therein or the creation of any Encumbrance on any Significant Transferred Equipment and Fixtures other than dispositions of inventory in the ordinary course of business;
     (vi) cancellation or waiver of any claims or rights with a value to Seller in excess of $20,000;
     (vii) indication by any customer with annual purchases with respect to the Business in excess of $75,000 of an intention to discontinue or change the terms of its relationship with Seller;
     (viii) material change in the accounting methods used by Seller; or
     (ix) agreement by any Seller Entity to do any of the foregoing.
     (h) Compliance with Law; Permits.
     (i) Except as set forth in Schedule 3(h)(i), the Business is being, and has for the last two (2) years been, conducted in compliance with all applicable Laws in all material respects.
     (ii) Except as set forth in Schedule 3(h)(ii), the Seller and each other Seller Entity is in possession of all permits, licenses, franchises, approvals, certificates, certifications, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for it to own, lease and operate the Transferred Assets and to carry on the Business as currently conducted (the “Permits”), and Schedule 3(h)(ii) sets forth a complete and accurate list of all such

Permits. No event has occurred or circumstance exists that may (A) constitute or result in a material violation of or a material failure to comply with any term or requirement of any Permit or (B) result directly or indirectly in the revocation, withdrawal, suspension or cancellation or termination of, or material modification to any Permit. Since June 30, 2003, neither Seller nor any of its Affiliates has received any notice regarding any alleged, actual or potential revocation, withdrawal, suspension, cancellation, termination of or material modification to any Permit, and all applications required to have been filed for the renewal of any Permit have been duly filed on a timely basis.
     (i) Litigation. As of the date hereof, except as set forth in Schedule 3(i), there is no Action by or against a Seller Entity affecting the Business or the Transferred Assets (or which would reasonably be expected to affect the Business or the Transferred Assets) pending, or to the Knowledge of the Seller, threatened (i) that involves a prayer for relief of claim for damages in excess of $25,000, (ii) that would have a Material Adverse Effect, or (iii) that would reasonably be expected to affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.
     (j) Labor and Employment Matters.
     (i) Except as set forth in Schedule 3(j)(i), none of the Seller Entities, is a party to any labor or collective bargaining contract any labor or collective bargaining contract concerning early retirement benefits or early retirement schemes, any obliged participation in a compulsory (industry-wide) pension fund, that pertains to any Business Employees, and there are no strikes, picketing, work stoppages or other labor disputes involving the Business Employees which are pending or, to the Knowledge of Seller, threatened. To the Knowledge of Seller, there are no organizing activities or collective bargaining arrangements that could affect the Business pending or under discussion with any labor organization or Business Employees. There is no proceeding pending or, to the Knowledge of Seller, threatened against any Seller Entity involving any Business Employees relating to the alleged violation of any applicable Law pertaining to labor relations, including any unfair labor practice charge or complaint filed with or issued by the National Labor Relations Board or any comparable Governmental Authority, including the United States Department of Labor. Except as set forth in Schedule 3(j)(i), there is no pending charge of discrimination filed, or to the Knowledge of Seller, threatened, against Seller involving any Business Employee with the Equal Opportunity Commission or similar Governmental Authority with respect to claims of discrimination or of any wage and hour violations, including claims of miscalculations for purposes of overtime or minimum wage.
     (ii) With respect to the Business, no Seller Entity (A) is in any material violation of any applicable Laws respecting employment, employment practices, terms and conditions of employment and wages and hours (including, but not limited to, the Worker Adjustment Retraining Notification Act, the Americans with Disability Act of 1990 and the Family and Medical Leave Act of 1993 (“FMLA”)), in each case, with respect to current and former officers, employees, and independent contractors, (B) has failed to withhold all amounts required by law or agreement to be withheld from the wages, salaries and other payments to such officers, Business Employees, or independent contractors of the Business, (C) is liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, and (D) is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for current and former officers, employees or independent contractors of the Business.
     (iii) Except as is for the benefit of the Seller or its Affiliates, to the Knowledge of Seller, no Business Employee is bound by any contract or agreement that purports to limit in any material respect the ability of such Business Employee to engage in or continue or perform any conduct, activity, duties or practice relating to the Business. In the event that a Business Employee is bound by a non-compete provision in an agreement with Seller of any of its Affiliates, Seller agrees to waive such non-compete provision to allow a Business Employee to work for Buyer.
     (iv) Since December 31, 2003, with respect to the Business, no citation has been issued by the Occupational Safety and Health Administration against any Seller Entity and no claim or proceeding is pending or, to the Knowledge of the Seller, threatened against any Seller Entity under the Occupational Health and Safety Act, or any other applicable Law relating to occupational safety and health.
     (v) Schedule 3(j)(v) contains a complete and accurate list of the following information for each Business Employee, separated by Seller Entity: job title; location; date of hiring or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and status as full time or part time.
     (k) Insurance. Schedule 3(k) sets forth a true and complete list of all material insurance policies in force exclusively with respect to the Business and the Transferred Assets. The Seller has heretofore provided the Buyer with a summary of the coverage and terms of each such policy.
     (l) Real Property.
     (i) Owned Real Property. Schedule 3(l)(i) lists the street address of each parcel of real property owned by a Seller Entity, and used or held for use exclusively in the Business (the “Owned Real Property”). The Seller (or another Seller Entity) has good and marketable title in fee simple to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (ii) Leased Real Property. Schedule 3(l)(ii) of the Disclosure Schedules lists the street address of each parcel of real property leased by a Seller Entity and used or held for use exclusively in the Business (the “Leased Real Property”), the identity of the lessor of each such parcel of Leased Real Property and the expiry date of the lease affecting each such parcel of Leased Real Property. The Seller (or another Seller Entity)

has a valid leasehold estate in all Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (iii) English Real Property. Schedule 3(l)(iii)(A) of the Disclosure Schedules lists the street address of each parcel of real property in England owned or leased by a Seller Entity and used or held for use exclusively in the Business (the “English Real Property”). In addition to the other representations and warranties set forth herein, Seller also represents and warrants to Buyer as set forth in Schedule 3(l)(iii)(C).
     (iv) No Material Defects. With respect to the Owned Real Property, and to Seller’s Knowledge with respect to the Leased Real Property, there are no material defects in any of the improvements located on the Real Property. The improvements located thereon have been and are presently used and operated in compliance in all material respects with, and in no material way violate any, Permitted Encumbrances or applicable Laws. Seller has not received any written notice of any such defects or violations.
     (v) Compliance with Plans. The improvements located on the Owned Real Property, and to Seller’s Knowledge, the Leased Real Property, have been constructed in substantial accordance with the plans and specifications therefore, subject to undocumented field changes.
     (vi) Non-Conforming Uses. None of the improvements on the Owned Real Property, and to Seller’s Knowledge, the Leased Real Property, constitutes a non-conforming use under the applicable zoning ordinance or is subject to or the beneficiary of a zoning variance.
     (vii) No Assessments. There are no special or other assessments for public improvements or otherwise now affecting any of the Owned Real Property nor, to Seller’s Knowledge any of the Leased Real Property, nor to Seller’s Knowledge are there (1) any pending or threatened special assessments affecting any of the Real Property, or (2) any contemplated improvements affecting any Real Property that would result in a special assessment affecting any such Real Property. Except as set forth on Schedule 3(l)(vii), there are no tax abatements, phase-ins or tax exemptions affecting any Owned Real Property nor to Seller’s Knowledge any of the other Real Property.
     (viii) Leases.
          (A) There are no occupancy rights (written or oral), leases, or tenancies presently affecting any Leased Real Property other than the Leases identified in Schedule 3(l)(ii) creating the leasehold estate in the Leased Real Property in favor of Seller. Seller has delivered or made available to Buyer true and complete copies of each such Lease.

          (B) Other than as disclosed to Buyer in writing by Seller, no brokerage commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable), with respect to any Lease. There does not currently exist any exclusive or continuing brokerage agreements as to any of the Real Property.
     (ix) Certificates of Occupancy. To Seller’s Knowledge, each Real Property has received all necessary certificates of occupancy and other permits required for the lawful conduct of business at the Real Property as it is being conducted, from each Governmental Authority having jurisdiction of the Real Property.
     (m) Intellectual Property. Schedule 3(m) sets forth a true and complete list of all patents and patent applications, registered trademarks or service marks and applications to register any trademarks or service marks, material unregistered trademarks or service marks, and registered copyrights and applications for registration of copyrights owned by any Seller Entity and used or held for use exclusively in the Business. To the Knowledge of the Seller, except as to trademarks and service marks, the Intellectual Property set forth in Schedule 3(m) is valid and enforceable, has not been abandoned either by the Seller or a predecessor in interest, and Seller has taken all reasonable action to maintain the Intellectual Property, including paying all maintenance and other fees, and appropriately and timely responding to all correspondence from the relevant government office or agency. Except as to trademarks and service marks, Seller has a clear and uninterrupted chain of title to the Intellectual Property set forth on Schedule 3(m). No license, whether express or implied, to the Intellectual Property set forth in Schedule 3(m) or any portion thereof has been granted to any third party. The Business Intellectual Property includes all Intellectual Property rights, the omission of which would have a Material Adverse Effect, throughout the world owned by or licensed to Seller and used by Seller or its Affiliates in the Business. To the Knowledge of the Seller, the use or exploitation by any Seller Entity or their Affiliates, of any Transferred Asset and the operation of the Business as currently conducted by Seller or its Affiliates does not infringe the Intellectual Property rights of any Person, which infringement would reasonably be expected to have a Material Adverse Effect, and no such claim has been asserted or threatened to the Knowledge of the Seller. At the Closing, Seller will provide to Buyer copies of all Business Intellectual Property and all information in any Seller Entity’s possession associated with the conception and development of the Business Intellectual Property or any portion thereof.
     (n) Taxes.
     (i) Except as set forth in Schedule 3(n) of the Disclosure Schedules, there are no Taxes of any Seller Entity for any period prior to the Closing Date for which the Buyer will become liable as a result of the transactions contemplated by this Agreement.
     (ii) Each Seller Entity has filed, or has had filed on its behalf, in a timely manner (within any applicable extension periods) with the appropriate Taxing Authority all Returns required to be filed on or before the Closing Date by it relating to the Business or the Transferred Assets, and all such Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all liabilities for Taxes for the periods covered by such Returns.
     (iii) Each Seller Entity has withheld or collected and paid over to the appropriate Taxing Authority all Taxes required by Law to be withheld or collected by it relating to the Business or the Transferred Assets, including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code and similar provisions under any state, local or foreign Laws.
     (iv) There are no Encumbrances (other than Permitted Encumbrances) with respect to any Taxes upon any of the Transferred Assets, other than with respect to Taxes not yet due and payable.
     (v) None of the Assumed Liabilities includes: (i) an obligation to make a payment to any Person under any Tax allocation or Tax-sharing agreement; (ii) an obligation to pay the Taxes of any Person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law); (iii) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Taxing Authority that will survive the Closing or impose any liability on the Buyer after the Closing; (iv) an obligation to make a payment that is not deductible under Section 280G of the Code; or (v) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise tax under Section 4999 of the Code that is imposed on such Person or any other Person.
     (vi) None of the Transferred Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any Person.
     (vii) Except as described on Schedule 3(l)(i) or 3(l)(ii), none of the Transferred Assets held by any Seller Entity is a “United States real property interest” within the meaning of Section 897(c) of the Code, and as a result of the transactions contemplated by this Agreement, the Buyer is not required to withhold from the Purchase Price and remit any amount of Taxes to any Taxing Authority, including under Section 1445 of the Code.
     (o) Material Contracts.
     (i) Schedule 3(o)(i) lists each of the following Contracts (such Contracts as described in this Section 3(o)(i) being “Material Contracts”):
          (A) all Contracts that provide for payment or receipt by a Seller Entity in connection with the Business of more than $75,000 in calendar year 2004 or in the eleven months ended November 30, 2005, including any such Contracts with customers, suppliers or clients and any other Contract that is reasonably likely to result in a payment or receipt by a Seller Entity of $75,000 or more in the 12-month period following execution of this Agreement;
          (B) all Contracts relating to indebtedness for borrowed money;
          (C) all Contracts that limit or purport to limit the ability of the Business to compete in any line of business or with any Person or in any geographic area or during any period of time;
          (D) all material joint venture, partnership or similar Contracts;
          (E) all sales agency, distributor, franchise or similar agreements;
          (F) all powers of attorney;
          (G) all guarantees, performance bonds, letters of credit or other arrangements of surety;
          (H) any license, sublicense, option or other Contract relating to and material to the Business pursuant to which a Seller Entity has the right to use a third person’s intellectual property right;
          (I) any capital or operating lease related to vehicles, any capital or operating lease that resulted in a payment of more than $25,000 during the 12 months ended September 30, 2005, and any capital or operating lease that calls for payments of $25,000 or more in the 12-month period following execution of this Agreement;
          (J) any lease agreement affecting any of the Leased Real Property; and
          (K) any other Contract that is material to the Business, taken as a whole.
     (ii) Except as set forth on Schedule (o)(ii)(A), each Material Contract is valid and binding on the Seller Entity that is a party to such Material Contract and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect. None of the Seller Entities is in material breach of, or material default under, any Material Contract to which it is a party, and except as set forth on Schedule (o)(ii)(B), the execution, delivery and performance by Seller of this Agreement and by each Seller Entity of the Ancillary Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby will not conflict with, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract. Seller or one of its Affiliates has provided Buyer or Buyer’s representatives with a true, correct and complete copy of each of the Material Contracts.

     (p) Brokers. Except for Robert W. Baird & Co. Incorporated, the fees of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller.
     (q) ERISA and Benefit Plans.
     (i) Schedule 3(q)(i) contains a true and complete list of each Employee Plan. The Seller has made available true and complete copies of the documents embodying each Employee Plan. The Seller has furnished true and complete copies of the documents embodying each Employee Plan to the Buyer. Each Employee Plan has been maintained and administered in all material respects in accordance with its terms and applicable Law. All contributions (including all premiums, employer contributions and employee salary reduction contributions) required to be made to each Employee Plan have been timely made and all contributions for all periods through the Closing will be made to such Employee Plan prior to the Closing Date. No Encumbrance has been imposed on the Transferred Assets pursuant to ERISA or Section 412 of the Code and no facts exist which could give rise to such an Encumbrance. With respect to each Employee Plan, (i) no application, proceeding or other matter is pending before the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency, and (ii) no action, suit, proceeding or claim (other than routine claims for benefits that are not on appeal) is pending or threatened. No Employee Plan that is a funded “employee pension plan” (within the meaning of Section 3(2) of ERISA) has an unfunded benefit obligation (determined on a plan termination basis) which is or may become an obligation of Buyer or any of its Affiliates as a result of the completion of the transactions contemplated by this Agreement.
     (ii) Additional Items for Non-US Business Employees.
     (A) IPSCO (UK) Limited Business Employees. With respect to the Business Employees who are employed by IPSCO (the “UK Business Employees”), except as specifically set forth and identified in Schedule 3(q)(ii)(A), (1) IPSCO is not a party to any written service agreements with any of its directors or any consultancy agreements with any person, or any contract for services to be provided to IPSCO by an individual as a sub-contractor, outworker or otherwise; (2) there are no contracts of service with UK Business Employees (whether or not in writing) which cannot be terminated by the employer by three months’ notice or less without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) and IPSCO has not given or received notice or resignation from any of the UK Business Employees, and neither the Seller nor IPSCO has knowledge of any UK Business Employee who intends to give notice of resignation; (3) there are no other terms and conditions of employment for any UK Business Employee; (4) no UK Business Employee receives or is entitled (contingently or otherwise) to receive any bonus, commission, variable remuneration, insurance, benefit in kind, motor vehicle for private use or other reward other than wages or salary at a fixed rate; (5) no loans have been arranged or made by the Seller or IPSCO with or for the benefit of any UK Business Employee; (6) no UK Business Employee’s employment has been terminated in the six month period immediately prior to the date of this agreement and no UK Business Employees are currently under notice of termination; (7) there is no liability, outstanding or contingent or anticipated, to any present or former UK Business Employee other than remuneration accrued for the current wage or salary period or for reimbursement of normal business expenses and no present or former UK Business Employee has any claim, outstanding nor, to Seller’s Knowledge, contingent or anticipated, against IPSCO or right to be indemnified by IPSCO arising out of an act or omission in the course of his office or employment or in relation to the termination of that office or employment on or before the date of this Agreement, nor are there any facts that might give rise to the same; (8) IPSCO has no agreement or other arrangement, whether oral or written, formal or informal (whether or not legally binding) with any trade union or other body representing UK Business Employees or any of them and IPSCO does not recognize any trade union or other body representing UK Business Employees or any of them; (9) IPSCO is not involved in any industrial or trade dispute or any dispute or negotiation with any trade union or association of trade unions or organization or body of UK Business Employees, and, to the Knowledge of the Seller, there are no circumstances likely to give rise to any such dispute; (10) there has been no strike, work to rule of industrial action (official or unofficial) by any UK Business Employee within the last two years and, to the Knowledge of Seller, there are no current facts which might give rise to the same; (11) IPSCO has not within the period of 12 months preceding the date of this Agreement given notice of any redundancies to the Secretary of State or started consultations with any appropriate representative under the provisions of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992, and IPSCO has not failed to comply with such obligation under that Part; (12) IPSCO has not within the period of 12 months preceding the date of this Agreement been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 and the Seller has not failed to comply with any duty to inform and consult any appropriate representative under the said Regulations; (13) IPSCO has in relation to each of its present and former UK Business Employees: (a) not received any notification that it has not complied with all obligations imposed on it or recommended by, and all orders and awards made under, all statutes, statutory instruments, European Community law, regulations, orders, codes of conduct and practice, collective agreements, customs and practices relevant to the relations between it and its employees or any trade union or the terms and conditions of employment or working conditions of its employees (including, without prejudice to the generality of the foregoing, health and safety at work and sex or race discrimination) and complied with any recommendations made by the Advisory Conciliation and Arbitration Service or the Equal Opportunities Commission and with any arbitration awards and declarations; (b) maintained adequate personnel records which are now up to date, complete and accurate; and (c) complied with its obligations to inform and consult in accordance with the provisions of the Transfer of Undertakings (Protection of Employment) Regulations 1981; (14) there is no share incentive scheme, share option scheme, profit sharing scheme or other bonus or incentive scheme for all or any UK Business Employees nor has any proposal been announced to establish any such scheme; (15) IPSCO has no apprentices, trainees or consultants; and (16) Seller has no Knowledge of any employment conditions of any UK Business Employee or anything that has occurred prior to the date of this Agreement that will give rise to any claim for sex discrimination or equal pay either under domestic, United Kingdom or European law or for race discrimination.
     (B) Netherlands and Belgium Business Employees. With respect to the Business Employees who are employed by Flowserve Netherlands or Flowserve Belgium (the “Netherlands/Belgium Business Employees”), except as set forth and identified in Schedule 3(q)(ii)(B) (1) Schedule 3(q) contains a complete list of the Netherlands/Belgium Business Employees, including but not limited to part-time employees and non active employees receiving sickness or disability benefits from the Seller; (2) no Netherlands/Belgium Business Employee is receiving or entitled to receive an allowance from Flowserve Netherlands or Flowserve Belgium in the framework of a bridge pension scheme; (3) on the Closing Date the Netherlands/Belgium Employees shall legally and by operation of law become employees of the local Subsidiaries of the Buyer formed to acquire the Business assets and continue the Business operations conducted in the Netherlands and Belgium, with maintenance of all their rights as implied by locally applicable legislation pertaining to transfer of undertakings; (4) each of the Seller, Flowserve Netherlands and Flowserve Belgium has in relation to the Netherlands/Belgium Business Employees, complied with all obligations imposed by all applicable Laws, collective labor agreements and codes of conduct and practice relating to or affecting employment, occupational safety and health, fair employment, equal opportunity or similar matters and has maintained current, adequate and suitable records regarding the service and terms and conditions of employment of each such Netherlands/Belgium Business Employee; (5) there are no arrears in respect of any payments due to the Netherlands/Belgium Business Employees, including, without limitation, with respect to bonus payments, overtime payments and any other premiums or other salary components that may be due; (6) each of Flowserve Netherlands and Flowserve Belgium has duly paid social security and wage tax contributions on all salary components on which such contributions are due; (7) all directors of Flowserve Netherlands and/or Flowserve Belgium who are subject have a self-employed social security status have affiliated to a social insurance fund and have correctly paid their social security contributions; (8) all persons rendering services to Flowserve Netherlands and/or Flowserve Belgium on a self-employed basis are properly characterized as self-employed workers under and for the purposes of applicable Laws and will therefore not transfer under the legislation relating to transfer of undertakings; (9) all employees working for Flowserve Netherlands or Flowserve Belgium are in possession of all necessary documents which are required under applicable Law, including, without limitation, immigration law, labor law and social security law; (10) there are no bonus or other incentive plans granted to any of the Netherlands/Belgium Business Employees except for the special retention bonuses and/or severance arrangements relating to the present transaction; (11) with respect to each of Flowserve Netherlands and Flowserve Belgium, there are no disputes with trade unions, works council, staff association or other body representing employees and there are no facts and circumstances likely to give rise to such dispute; (12) there have been no injuries inflicted upon current or former Business Employees that may lead to a claim which is not fully covered by insurance, nor has there been any employment-related illnesses suffered by any current or former Business Employee which may lead to a claim against the Buyer or any of its affiliates; (13) all commitments in relation to pensions and early retirement benefits that have been made to current and former Netherlands/Belgium Business Employees (a) are covered by a fully funded pension fund, insurance contract, or other funding vehicle and (b) are executed in accordance with all provisions of all applicable regulations of the pension fund, insurance company and all applicable Laws (including but not limited to non-discrimination rules); (14) each of Flowserve Netherlands and Flowserve Belgium has completely fulfilled the legal and extra-legal pension commitments, including supplement insurances, with regard to its employees as well as its self-employed workers and legal requirements regarding the equal treatment of employees; (15) neither Flowserve Netherlands nor Flowserve Belgium has any back service pension obligation which will not have been fully satisfied prior to the Closing Date and which could become a liability of the Buyer or any of its affiliates; (16) prior to the Closing Date, the Seller has caused each of Flowserve Netherlands and Flowserve Belgium to satisfy any notice, consultation, disclosure and other requirements relating to the effect on the employees of Flowserve Netherlands and Flowserve Belgium of the transactions contemplated by this Agreement, at it or their sole expense, in accordance with the requirements of applicable Law; and (17) the Seller has caused Flowserve Netherlands (A) to have obtained a positive advise (or renouncement of the right to advise) from the competent Works Council(s) in conformity with article 25 of the Dutch Works Councils Act, and (B) to have informed the SEC (Dutch Social and Economical Council), the competent labour union(s) and the employees, all in conformity with applicable Dutch law (Rules of the Social and Economical Council Relating to Mergers, Works Councils Act and applicable Collective Labour Agreement).
     (r) Books and Records. The books of account and other financial records of Seller regarding the Business, all of which have been made available to Buyer, are complete and correct in all material respects and represent actual, bona fide transactions. Except as set forth on Schedule 3(r), as of the date of this Agreement, to the Knowledge of the Seller, there are no material weakness in the design or operation of internal controls over financial reporting of any Enumerated Seller Entity regarding the Business.

4.	REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer hereby represents and warrants to the Seller as follows:
     (a) Organization. Each Buyer Entity is a corporation, limited liability company or other entity, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all necessary corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
     (b) Authority. Each Buyer Entity has full corporate or limited liability company power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Buyer Entity of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer Entities of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which each Buyer Entity will be a party will have been, duly and validly executed and delivered by such Buyer Entity. This Agreement constitutes, and upon their execution each of the Ancillary Agreements to which each Buyer Entity will be a party will constitute, the legal, valid and binding obligations of such Buyer Entity, enforceable against such Buyer Entity in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     (c) No Conflict; Required Filings and Consents.
     (i) The execution, delivery and performance by each Buyer Entity of this Agreement and each of the Ancillary Agreements to which such Buyer Entity will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:
     (A) conflict with or violate the organizational documents of such Buyer Entity;
     (B) conflict with or violate in any material respect any Law applicable to such Buyer Entity or by which any property or asset of such Buyer Entity is bound or affected.
     (ii) No Buyer Entity is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by a Buyer Entity of this Agreement and each of the Ancillary Agreements to which such Buyer Entity will be party or the consummation of the transactions contemplated hereby or thereby, except as may be necessary as a result of any facts or circumstances that are particular to the Seller or any of its Affiliates.
     (d) Brokers. Except for Bulkley Capital, L.P., the fees of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.
5.	COVENANTS
     (a) Conduct of Business Prior to the Closing. Between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise agree in writing, the Business shall be conducted only in the ordinary course of business in all material respects, and the Seller shall, and shall cause each of the other Seller Entities to use their commercially reasonable efforts to preserve the material business relationships with customers, suppliers, distributors and others with whom each of them deals in connection with the conduct of the Business in the ordinary course. Notwithstanding the foregoing, the Buyer acknowledges and agrees that relationships with the Seller and certain of its Affiliates providing services to the Business will terminate as of the Closing and that such termination shall not constitute a breach of this Agreement. Between the date of this Agreement and the Closing Date, without the prior consent of the Buyer (which consent shall not be unreasonably withheld or delayed), the Seller shall not, in connection with the Business:
     (i) sell, lease, transfer, encumber or otherwise dispose of any Transferred Assets or any interest therein, other than dispositions of inventory in the ordinary course of business consistent with past practice;
     (ii) acquire any corporation, partnership, limited liability company, other business organization or division thereof or any assets other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Business taken as a whole;
     (iii) incur any indebtedness for borrowed money;
     (iv) enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, other than any such contracts, agreements or arrangements entered into in the ordinary course of business (including contracts, agreements or arrangements with customers, vendors or clients);
     (v) authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $25,000 or capital expenditures that are, in the aggregate, in excess of $100,000 for the Business taken as a whole;
     (vi) enter into or fail to exercise any rights of renewal with respect to any material Leased Real Property that by its terms would otherwise expire;

     (vii) grant or announce an increase with a value of $10,000 or more in the salary, bonus or other benefits or compensation payable to any Business Employee, or grant or announce any increases with an aggregate value of more than $50,000 in the salaries, bonuses or other benefits or compensation payable to the Business Employees, or enter into any employment or severance agreement with any Business Employee, other than as required by Law, or other than ordinary salary or incentive compensation arrangements or increases not inconsistent with the past practices of the Seller (including with respect to new hires and promotions);
     (viii) make any change in any method of accounting or accounting practice or policy, except as required by GAAP, as in existence from time to time; or
     (ix) agree, whether in writing or otherwise, to do any of the foregoing.
     (b) Covenants Regarding Information.
     (i) From the date hereof until the Closing Date, upon reasonable notice, the Seller shall afford the Representatives of the Buyer reasonable access to the properties, offices, plants and other facilities, books and records of the Seller relating substantially to the Business, and shall furnish the Buyer with such financial, operating and other data and information to the extent relating substantially to the Business as the Buyer may reasonably request; provided, however, that any such access or furnishing of information shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Seller and the Business. Notwithstanding anything to the contrary in this Agreement, the Seller shall not be required to disclose any information to the Buyer or its Representatives if such disclosure would (A) jeopardize any attorney-client or other legal privilege, (B) contravene any applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof or (C) relate to any consolidated, combined or unitary Return filed by the Seller or any Affiliate thereof or any of their respective predecessor entities.
     (ii) In order to facilitate the resolution of any claims made against or incurred by a Seller Entity, for a period of seven (7) years after the Closing Date or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall (A) retain the books and records relating to the Business relating to periods prior to the Closing and (B) afford the Representatives of the Seller reasonable access (including the right to make photocopies), during normal business hours, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records in accordance with this Section 5(b)(ii). Upon notice given by the Seller prior to sixty (60) days after the seventh (7th) anniversary of the Closing Date, the Seller shall have the right, upon reasonable prior written notice to the Buyer, to copy (at Seller’s expense) any or all of such books and records in accordance with this Section

5(b)(ii) if retention is required in connection with any claims made against or incurred by a Seller Entity.
     (iii) In order to facilitate the resolution of any claims made against or incurred by the Buyer, for a period of seven (7) years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller Entities shall (A) retain the books and records relating to the Business relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (B) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make photocopies), during normal business hours, to such books and records to the extent relating exclusively to the Business; provided, however, that the Seller shall notify the Buyer in writing at least thirty (30) days in advance of destroying any such books and records prior to the seventh (7th) anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 5(b)(iii). Upon notice given by the Buyer prior to sixty (60) days after the seventh (7th) anniversary of the Closing Date, the Buyer shall have the right, upon reasonable prior written notice to the Seller, to copy (at Buyer’s expense) any or all of such books and records in accordance with this Section 5(b)(iii) if retention is required in connection with any claims made against or incurred by the Buyer or its Affiliates.
     (c) Update of Disclosure Schedules; Knowledge of Breach. Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the representations and warranties made by a Seller Entity as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedules, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedules specifying such change. Such delivery shall not affect any rights of Buyer under Section 9(a)(ii).
     (d) Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in a breach of a representation, warranty, covenant or agreement made by the notifying party in this Agreement that would result in any of the conditions set forth in Section 7 of this Agreement becoming incapable of being satisfied.
     (e) Intercompany Arrangements. All intercompany and intracompany accounts or contracts relating to the Business between a Seller Entity on the one hand, and any other Seller Entity or Affiliate of the Seller on the other hand, shall be cancelled prior to the Closing.
     (f) Employees and Employee Benefits.

     (i) Continuity of Employment. From and after the date hereof until the Closing, Seller shall give Buyer reasonable access to the Business Employees for the purpose of determining to which such Business Employees it may wish to extend an offer of employment with the Buyer or its Affiliates after Closing. The Seller and the Buyer shall coordinate communications between the Buyer and the Business Employees but the Buyer shall not communicate any offers of employment to Business Employees until the Seller has authorized such communication, provided that Seller shall not unreasonably withhold or delay such authorization. Business Employees who accept any offers of employment from the Buyer or its Affiliates are referred to herein as “Transferred Employees.” Buyer and Seller agree that Seller will not terminate any Transferred Employee until such Transferred Employee has been hired by Buyer or its Affiliates.
     (ii) Employee Benefits — General. Buyer agrees that all Transferred Employees shall be eligible to participate in Buyer’s or its Affiliates’ health and welfare benefit plans, provided, however, that nothing in this Agreement shall limit the right of Buyer or its Affiliates to amend or terminate any such health or welfare benefit plan at any time following the Closing Date.
     (iii) Vacation and Other Benefits. Within sixty (60) days following the Closing Date, to the extent such payments have not already been made as of the Closing Date, Seller shall pay and remit to each of the Transferred Employees (at the address indicated for such Transferred Employee in Seller’s books and records or other reasonable method consistent with past and/or local practice) (a) a check in the full amount of any previously incurred or accrued and unpaid vacation, overtime, reimbursable business expenses, commissions, wages, sick pay and other paid time off reflected on Seller’s or its Affiliates’ accounting records and any other compensation payable to or for the benefit of each such Transferred Employee as of the Closing Date, except with regard to Transferred Employees where applicable Law might require payment on an earlier date, in which case, Seller shall make such payment on such earlier date, and (b) a check for pro-rata annual bonuses based on target for the year in which the Closing Date occurs. Subject to Sections 2(c)(viii) and 2(m), the Seller shall be solely responsible for satisfying and shall satisfy or cause the satisfaction when due of any of the foregoing and any other liabilities or obligations it may have to or with respect to Transferred Employees, including, without limitation, the payment of amounts payable to Transferred Employees under any retention and/or change in control arrangement or agreement, and any amounts owed upon a Transferred Employee’s termination of employment pursuant to any severance agreement or arrangement, whether as a part of or separate from said retention or change in control arrangements or agreements. For the avoidance of doubt, subject to Sections 2(c)(viii) and 2(m), Seller shall retain and shall satisfy when due, any and all payment obligations arising under any special severance, retention or other incentive plans, programs, agreements or arrangements, made by Seller or any Seller Entity or any Affiliate of Seller or any Seller Entity with or for the benefit of any individual who becomes a Transferred Employee, it being understood and agreed that, notwithstanding the terms of any such plan, program, agreement or arrangement and any other provision of this Agreement to the contrary, all such payment obligations will be deemed to be an Excluded Liability for all purposes hereof.
     (iv) Employee Vesting in Seller Plans. Effective as of the Closing Date, (1) the Seller shall cause all Transferred Employees to be fully vested in their account balances under Seller’s 401(k) plan, their accrued benefits under Seller’s cash balance pension plan, and their accrued benefits under any non-qualified deferred compensation plan, and (2) the Seller shall cause all options or other stock rights held by Transferred Employees to be fully vested and exercisable.
     (v) Non-US Employees. Without affecting any obligations of the Seller Entities arising under or in connection with this Agreement and applicable Law, Buyer agrees that it will take any and all actions as it is required to take in connection with the transactions contemplated under this Agreement in order to meet the minimum requirements of employment, labor and benefit laws concerning Business Employees located outside the United States. The Seller shall and shall cause each of its Affiliates to satisfy the requirements of applicable Law with respect to the transfer or potential transfer of employment of any UK Business Employees and Netherlands/Belgium Business Employees (collectively, the “Non-U.S. Business Employees”) and with respect to the continuing rights of any of its or their other employees who do not become Transferred Employees, and shall indemnify the Buyer Indemnified Parties from and against any claim, expense, or liability made against or incurred by any or all of them in connection with the failure of the Seller and/or any of Seller’s Affiliates to satisfy any of said requirements, as well as any claim, expense or liability relating to the refusal of a Non-U.S. Business Employee to become a Transferred Employee or the termination of an individual’s employment that is attributable to the transactions contemplated by this Agreement. Prior to the Closing Date, the Seller shall or shall cause each of IPSCO, Flowserve Netherlands and Flowserve Belgium to satisfy any notice, consultation, disclosure and other requirements relating to the effect on the employees of each such Seller Entity of the transactions contemplated by this Agreement, at its or their sole expense, in accordance with the requirements of applicable Law. Each party will cooperate with the other in order to facilitate the satisfaction of their respective obligations and liabilities relating to Non-U.S. Business Employees. Seller shall and shall cause Flowserve Netherlands to comply with the Dutch Works Councils Act, in particular article 25 of this Act, regarding the transaction subject to this agreement and shall indemnify the Buyer Indemnified Parties from and against any claim, proceedings costs, damages, interest and other costs arising in connection therewith.
     (vi) Liabilities for Former IPSCO Employees. Without limiting any other obligation of Seller hereunder, the Seller shall indemnify the Buyer in respect of all claims arising out of the termination of the employment of any IPSCO employees during the six (6) month period immediately prior to the Closing Date, including but not limited to the following: unfair and/or constructive dismissal under the Employment Rights Act 1996; pay in lieu of notice and/or damages for termination of employment without notice; a redundancy payment whether statutory or enhanced; unlawful deductions from wages under the Employment Rights Act 1996; unequal treatment contrary to the provisions of the Equal Pay Act 1970; discrimination, victimisation and/or harassment under the Race Relations Act 1976; discrimination, victimisation and/or harassment under the Sex Discrimination Act 1975; discrimination, victimisation and/or harassment under the Disability Discrimination Act 1995; discrimination, victimisation and/or harassment under The Employment Equality (Religion or Belief) Regulations 2003; discrimination, victimisation and/or harassment under The Employment Equality (Sexual Orientation) Regulations 2003; breach of contract including (without limitation), (i) unpaid wages or salary, (ii) unpaid holiday and/or unpaid contractual sick and/or adoption/paternity pay, (iii) unpaid PHI and/or pension benefits, (iv) bonus or commission, and (v) breach of any implied term of the Employee’s employment; refusal of daily rest, weekly rest periods, rest breaks, annual leave, compensatory rest, adequate rest and/or non payment of annual leave under the Working Time Regulations 1998; failure to comply with the duty to inform or consult and/or failure to elect employee representatives under the Transfer of Undertakings (Protection of Employment) Regulations 1981; refusal of employment on trade union grounds, detriment on trade union grounds, time off for trade union duties, time off for union learning representatives, payment for time off for trade union duties or union learning representatives and/or time off for trade union activities made under the Trade Union and Labour Relations (Consolidation) Act 1992; failure to comply with its duty to consult, failure to comply with the requirements of election of employee representatives, a protective award and/or a claim to enforce a protective award under the Trade Union and Labour Relations (Consolidation) Act 1992; breach of any share options, any other bonus or deferred compensation schemes and/or any long term incentive plan held by the Employee in the company or in any Seller Entity or Affiliate thereof; failure to allow access to records, detriment and/or entitlement to additional remuneration under the National Minimum Wage Act 1998; a denial of the right to be accompanied, failure to allow full enjoyment of the right to be accompanied and/or any detriment under the Employment Relations Act 1999; failure to provide a statement of employment particulars in breach of the Employment Act 2002; detriment under the paternity and Adoption Leave Regulations 2002; a denial of the right to be accompanied and/or failure to allow full enjoyment of the right to be accompanied under the Flexible Working (Procedural Requirements) Regulations 2002; non-compliance with the employer’s duties in relation to an application for flexible working under the Employment Rights Act 1996; detriment and/or less favourable treatment under the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000; detriment and/or less favourable treatment under the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002; failure to comply with statutory procedures under the Employment Act 2002 (Dispute Resolution) Regulations 2004; any personal injury claim resulting from the Employee’s employment with the Company of which he was aware as at the date of this Agreement; failure to provide written reasons for dismissal under the Employment Rights Act 1996; being subjected to detriment on the grounds of injury service, health and safety, Sunday working, working time, trustees of occupational pension schemes, employee representatives, time off for study or training, protected disclosures, leave for family and domestic reasons, tax credit and/or flexible working under the Employment Rights Act 1996; time off for dependants under the

Employment Rights Act 1996; and/or parental leave under the Employment Rights Act 1996.
     (vii) WARN Act and Other Employee Liabilities. Seller shall remain liable for, and shall satisfy and discharge any liabilities related to any Business Employee arising prior to the Closing Date and shall also remain liable for, and shall satisfy and discharge any liability with regard to the termination of employment of any Business Employee by Seller or its Affiliates, including liability under the Worker Adjustment Retraining Act of 1988, as amended (the “WARN Act”) and any similar state or non-U.S. statute. The Seller agrees to provide any required notice under the WARN Act, and any similar state or non-U.S. statute, and otherwise to comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Business Employees and occurring on or prior to the Closing Date or affecting Business Employees that are not Transferred Employees, at any time before or after the Closing Date.
     (viii) No Third-Party Beneficiaries. Nothing herein express or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.
     (g) Confidentiality.
     (i) Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other party in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated April 13, 2005 between FWW and Robert W. Baird & Co. Incorporated, as Representative for the Seller, as supplemented by that letter agreement dated December 16, 2005 between the Seller and FWW (the “Confidentiality Agreement”), which shall continue in full force and effect until consummation of the Closing, at which time such Confidentiality Agreement and the obligations of the parties under this Section 5(g) shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall terminate only in respect of that portion of the documents and materials referenced therein exclusively relating to the transactions contemplated by this Agreement and that Seller shall for a period of five (5) years continue to hold in confidence all confidential and proprietary information transferred to Buyer as part of the Transferred Assets. If for any reason this Agreement is terminated prior to consummation of the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.
     (ii) Notwithstanding anything to the contrary contained in this Agreement, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. Federal income tax treatment and U.S. Federal income tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (A) this provision shall not permit any disclosure until the earliest of (x) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, (y) the date of the public announcement of the transactions contemplated by this Agreement or (z) the date of the execution of an agreement (with or without conditions) to enter into the transactions contemplated by this Agreement, (B) tax treatment and tax structure shall not include the identity of any existing or future party (or any Affiliate of such party) to this Agreement and (C) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws. Nothing in this Agreement shall in any way limit any party’s ability to consult any tax advisor regarding the tax treatment or tax structure of the transactions contemplated by this Agreement. For purposes of this Agreement, the terms “tax treatment” and “tax structure” shall have the meanings ascribed to such terms in Treasury Regulation Sections 1.6011-4(c)(8) and (9).
     (h) Consents and Filings; Further Assurances.
     (i) Each of the parties shall, and shall cause its Affiliates to, enter into such further agreements and assignments and shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (A) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (B) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable Law. Notwithstanding the foregoing, nothing contained in this Agreement shall require Buyer or its Affiliates to enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking which would individually or in the aggregate, in the reasonable judgment of the board of directors of Buyer, materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements or the ability of Buyer to conduct its business or the Business substantially in the manner as they are being conducted as of the date of the Agreement.
     (ii) Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority. Neither party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
     (i) Release of Guarantees. The parties hereto agree to cooperate and use their reasonable best efforts to obtain the release of the Seller or its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds and other similar agreements listed in Schedule 5(i) (the “Guarantees”). In the event any of the Guarantees are not released prior to or at the Closing, the Buyer will provide the Seller at the Closing with a guarantee that indemnifies and holds the Seller and its Affiliates that are a party to each such Guarantee harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Seller or its Affiliates that are a party to such Guarantee until such Guarantee is released.
     (j) Corporate Name. The Buyer acknowledges that, from and after the Closing Date, the Seller shall have the absolute and exclusive proprietary right to all names, marks, trade names and trademarks (collectively “Names”) incorporating “Flowserve” (and any other trademark, trade name or service mark owned by Seller and listed on Schedule 2(b)(iii)), by itself or in combination with any other Name, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being transferred hereby or in connection herewith. The Buyer agrees that from and after the Closing Date it will not, nor will it permit any of its Affiliates to, use any name, phrase or logo incorporating “Flowserve” or any of the other trademarks, trade names or service marks listed on Schedule 2(b)(iii) in or on any of its literature, sales materials or products or otherwise in connection with the sale of any products or services; provided, however, that the Buyer may continue to use any printed literature, sales materials, purchase orders and sales, maintenance or license agreements, and sell any products, that are included in the Inventory on the Closing Date and that bear a name, phrase or logo incorporating “Flowserve” or any of the other trademarks, trade names or service marks listed on Schedule 2(b)(iii) (as limited by any existing agreements the Seller may have with third parties) until the supplies thereof existing on the Closing Date have been exhausted, but in any event for not longer than sixty (60) days from the Closing Date. With respect to the printed purchase orders and sales, maintenance or license agreements referred to in the preceding sentence, from and after the Closing Date the Buyer shall sticker or otherwise mark such documents as necessary in order to indicate clearly that neither the Seller nor any of its Affiliates is a party to such documents. From and after the expiration of such sixty (60) day period, the Buyer shall cease to use any such literature and sales materials, delete or cover (as by stickering) any such name, phrase or logo from any item included in the Inventory that bears such name, phrase or logo and take such other actions as may be necessary or advisable to clearly and prominently indicate that neither the Buyer nor any of its Affiliates is affiliated with the Seller or any of its Affiliates.

     (k) Refunds and Remittances. After the Closing: (A) if the Seller or any of its Affiliates receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement, the Seller promptly shall remit, or shall cause to be remitted, such amount to the Buyer, and (B) if the Buyer or any of its Affiliates receive any refund or other amount that is an Excluded Asset or is otherwise properly due and owing to the Seller or any of its Affiliates in accordance with the terms of this Agreement, the Buyer promptly shall remit, or shall cause to be remitted, such amount to Seller.
     (l) Noncompetition.
     (i) The Seller covenants and agrees that, except for the fulfillment of its obligations pursuant to Section 2(d)(ii) and except as expressly set forth herein, for a period of five (5) years from the Closing Date, neither it nor its Affiliates will, (A) (1) anywhere in the world, directly or indirectly engage in or own, operate, advise or manage any Person engaged in, Online Services, or (2) directly or indirectly engage in or own, operate, advise or manage any Person engaged in, Third Party Valve Maintenance with respect to Valves used or to be used at any customer site that is located within one-hundred (100) miles of any of the Locations listed on Schedule 5(l)(i) ((A)(1) and (A)(2) together being the “Restricted Business”) or (B) establish any new local general Valve service and repair center within one-hundred (100) miles of a Facility, although Seller may establish and operate a Valve Maintenance facility within one-hundred (100) miles of a Facility to perform OEM Valve Maintenance and/or OEM Related Third-Party Valve Maintenance to the level permitted in the definition of OEM Related Third-Party Valve Maintenance. Notwithstanding the foregoing, the parties agree that the Restricted Business shall not include either (w) OEM Related Third-Party Valve Maintenance, or (x) maintenance, repair, replacement, upgrading and servicing, in a non-pressurized environment, of (1) products that are presently or in the future manufactured by Seller or its Affiliates (including manufacture under licensing arrangements by third-parties to Seller or its Affiliates) or (2) products that perform substantially the same functions as the products described in (x)(1) or (3) any related accessories or customer equipment, including Valves, that are related in a substantial way to the products described in (x)(1) and (x)(2) and the maintenance, repair, replacement, upgrading or servicing of which are necessary to restore or improve functional service to such products. For the sake of clarification, and not as a limitation, the parties acknowledge that for the purposes of this Section 5(l), (y) during the five-year noncompetition period, the Seller and its Affiliates shall not perform on-site services at customers’ sites on pressurized operating equipment, and (z) the term Affiliate shall include future Affiliates (including Acquired Persons). For the avoidance of doubt, nothing in the definition of Restricted Business shall restrict in any way Seller’s manufacture, marketing, sale, service, repair and distribution of current and future products manufactured by Seller or any of its Affiliates (including manufacture under licensing arrangements by third-parties to Seller or its Affiliates) except to the extent expressly set forth herein.
     (ii) The restrictions set forth in Section 5(l)(i) above shall not apply (A) if Seller is acquired by a Person (an “Acquiring Person”) through a merger or consolidation or sale of all or substantially all of its assets and the Acquiring Person was materially engaged in the Restricted Business prior to the acquisition, or (B) to the acquisition by the Seller or any of its Affiliates of a Person (an “Acquired Person”) by merger or consolidation or purchase of all or substantially all of the assets of the Acquired Person (an “Acquisition”), so long as (1) the Acquired Person was engaged in the Restricted Business prior to such acquisition, and (2) within two-hundred seventy (270) days following the consummation of such Acquisition, Seller, or its applicable Affiliate, sells the portion of the business of the Acquired Person that constitutes the Restricted Business (the “Restricted Portion”) or ceases all Restricted Business it is conducting as a result of such Acquisition within two-hundred seventy (270) days following the consummation of such Acquisition (or, if buyer shall have delivered the Buyer Notice described in (iii) below, within the later of (y) two-hundred seventy (270) days following the consummation of such Acquisition or (z) sixty (60) days after Buyer and Seller have terminated negotiations regarding the purchase of the Restricted Portion by Buyer.)
     (iii) In the event that Seller, or its applicable Affiliate, sells or proposes to sell such Restricted Portion to any person other than Buyer or its Affiliates (a “Third-Party Buyer”), then Seller shall provide Buyer with written notice (the “Seller Notice”) of such sale at least ninety (90) days prior to the closing of such sale or proposed sale, which Seller Notice shall describe in reasonable detail the proposed sale, including the nature of the transfer, the proposed price of such sale and any other material terms thereof. Following receipt by Buyer of such Seller Notice, Buyer shall have the option to purchase the Restricted Portion upon the same terms and conditions specified in the Seller Notice which option it may exercise by delivering Seller written notice thereof (the “Buyer Notice”) within forty-five (45) days after its receipt of Seller Notice. If Buyer provides Seller with the Buyer Notice in the required time period, then Seller and Buyer shall take all commercially reasonable actions as are necessary to consummate the sale of the Restricted Portion to Buyer on terms consistent with the Seller Notice. In the event Buyer fails to provide the Buyer Notice to Seller in the required time period, then Seller or its applicable Affiliate may consummate the proposed sale of the Restricted Portion with the Third Party Buyer, but only on terms and conditions that are not materially different from the terms and conditions set forth in the Seller Notice. If Buyer fails to exercise its option following receipt of the Seller Notice, Seller or its applicable Affiliate may not consummate a sale of the Restricted Portion to any Person on terms that are materially different from the terms in the Seller Notice without again complying with terms of this Section and providing a new Seller Notice to Buyer regarding such revised terms. Notwithstanding the foregoing, any failure of Buyer to exercise its option to purchase the Restricted Portion shall not relieve Seller of its obligation to sell the Restricted Portion or cease all Restricted Business it is conducting as a result of such Acquisition within two-hundred seventy (270) days following the consummation of such Acquisition (or, if Buyer shall have delivered the Buyer Notice, within the later of (y) two-hundred seventy (270) days following the consummation of such Acquisition or (z) sixty (60) days after Buyer and Seller have terminated negotiations regarding the purchase of the Restricted Portion by Buyer).

     (iv) The Seller will not, for a period of five (5) years following the Closing Date without the prior written consent of the Buyer, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any person who is an employee of the Buyer or any of its Affiliates who is engaged primarily in the Business, to terminate his or her employment with the Buyer or such Affiliate.
     (v) The Seller acknowledges that the covenants of the Seller set forth in this Section 5(l), are an essential element of this Agreement and that any breach by the Seller of any provision of this Section 5(l),will result in irreparable injury to the Buyer. The Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Buyer shall be entitled to equitable relief, including injunctive relief, and an equitable accounting of all earnings, profits or other benefits arising therefrom, as well as such other damages as may be appropriate. The Seller has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 5(l) are reasonable and proper to protect the legitimate interest of the Buyer.
     (vi) If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Section 5(l) are unreasonable, it is the intention and the agreement of the parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on the Seller’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the Buyer the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Section 5(l), because taken together they are more extensive than necessary to assure to the Buyer the intended benefits of this Agreement, it is expressly understood and agreed by the parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated from this Agreement.
     (m) No Solicitation. The Buyer will not, for a period of 30 months following the Closing Date, without the prior written consent of the Seller, either alone or in conjunction with any other Person, directly or indirectly, or through its present or future Affiliates, solicit (other than a solicitation by general advertisement) any person who is an employee of the Seller or any of its Affiliates, at the date hereof or at any time hereafter that precedes the Closing to terminate his or her employment with the Seller or such Affiliate, except as expressly permitted or required by Section 5(f) of this Agreement. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 5(m) would be inadequate, and that the Seller would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Seller, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions that such court may consider to be necessary or appropriate properly to protect the Seller.
     (n) Bulk Transfer Laws; Payment of Liabilities. The Buyer hereby waives compliance by the Seller with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer. Seller shall, and shall cause its Affiliates to, pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations associated with or affecting the Business or the Transferred Assets.
     (o) Public Announcements. On and after the date hereof and through the Closing Date, the parties shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and neither party shall issue any press release or make any public statement prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement of either party hereto.
     (p) Real Estate Matters.
     (i) Maintenance and Operation. Until Closing, Seller will (a) maintain the Real Property and the improvements located thereon as they existed on the date hereof, except for reasonable wear, tear and casualty damage; (b) operate the improvements on the Real Property in the same manner as they were operated on the date hereof; and (c) comply with all contracts and governmental regulations affecting the Real Property. Until the Closing, Seller will not enter into, amend, or terminate any contract that affects the Real Property other than in the ordinary course of operating the Real Property.
     (ii) Casualty Damage. Seller will notify Buyer promptly after discovery of any casualty damage to the improvements or fixtures on the Real Property. Seller will use commercially reasonable efforts to repair the damaged improvements and fixtures for any Real Property prior to Closing. If Seller is unable to fully repair the damaged improvements and fixtures prior to Closing, and the Closing occurs, Seller will (a) convey the affected Real Property (including its or its Affiliates leasehold interest in any Leased Real Property) to Buyer in its damaged condition, (b) assign to Buyer all of Seller’s rights under any property insurance policies covering such Real Property, (c) pay to Buyer the amount of the deductibles and coinsurance provisions under any insurance policies covering the Real Property, but not in excess of the cost to repair the casualty damage and less any amounts previously paid by Seller to repair the Real Property, and (d) cooperate with Buyer to provide Buyer with access to and use of facilities that are equivalent to the damaged facility until such time as the repair can be completed. If Seller has not insured (or has “self-insured”) the affected Real Property and the Closing occurs, the Purchase Price will be reduced by the cost to repair the casualty damage.
     (iii) Condemnation. Seller will notify Buyer promptly after Seller receives notice that any part of any Real Property has been or is threatened to be condemned or otherwise taken by a Governmental Authority.
     (iv) Income and Expenses. Income and expenses pertaining to ownership and operation of the Real Property, including rental payments on the Leased Real Property and real property Taxes, will be prorated as of the Closing Date on an accrual basis and paid at Closing as a credit or debit adjustment to the Purchase Price. Invoices that are received after Closing for operating expenses incurred on or before the Closing Date and not adjusted at Closing will be prorated between the parties as of the Closing Date, and Seller will pay its share within ten (10) days of notice of Buyer’s invoice. Real property Taxes for the purposes of calculating this pro-ration shall be based on the assessed Taxes with respect to the Real Property for the year if known as of the Closing Date and otherwise shall be based on the assessed Taxes with respect to the Real Property for the immediately preceding year.
     (v) Post-Closing Adjustments. If errors in the prorations made pursuant to this Section at Closing are identified within ninety (90) days after Closing, Seller and Buyer will make post-closing adjustments to correct the errors within fifteen (15) days of receipt of notice of the errors.
     (vi) Belgian Subleases. As soon as reasonably practicable following the Closing, Flowserve Belgium and Furmanite GSG BVBA shall enter into (A) a sublease agreement for a term of less than one year regarding the Location in Lokeren, Belgium, (B) a sublease agreement for a term of less than one year regarding the premises located at Unit C at the Location in Antwerp, Belgium, and (C) a sublease agreement for a term of less than one year regarding the use of ten (10) parking spaces at the premises located at Goteborgweg 2, Antwerp, Belgium. Seller shall, and shall cause Flowserve Belgium to, use commercially reasonable efforts to obtain any consent required to allow Flowserve Belgium and Furmanite GSG BVBA to enter into such sublease agreements. Such sublease agreements shall be in form and substance reasonably satisfactory to Buyer and Seller.
     (q) No Negotiation. Until such time as this Agreement shall be terminated pursuant to Section 9(a), Seller shall not, nor shall it cause or permit any of its Affiliates or Representatives to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction for the Business or a sale of all or any material portion of the Transferred Assets (other than sales of inventory in the ordinary course of business). Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or any of its Affiliates or Representatives. Promptly following execution of this Agreement, Seller shall (i) terminate access to any electronic or other data rooms for persons other than Buyer or its Representatives and (ii) request each Person to whom it has previously provided such access or to whom it has provided non-public information concerning the Business to return any such information, or confirm the destruction of such information in writing.
     (r) Access and Environmental Investigation.
     (i) Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (i) afford Buyer and its Representatives (collectively, “Buyer Group”) reasonable access to Seller’s personnel, properties, contracts, Environmental Permits, books and records and other documents and data related to the Business and the Transferred Assets as they pertain to environmental matters or Environmental Liabilities, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (ii) furnish Buyer Group with copies of all such environmental books and records and other existing documents and data related to the environmental aspects of the Business and the Transferred Assets as Buyer may reasonably request; and (iii) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and environmental condition related to the Business and the Transferred Assets. In addition, Buyer shall have the right to have the Facilities inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Facilities.
     (ii) Buyer agrees to use Environmental Resources Management as its environmental consultant (hereinafter the “Environmental Consultant”) to conduct Phase I Site Assessment (“Phase I ESA”) on the Facilities listed on Schedule 5(s)(ii), with the cost to conduct such Phase I ESAs being borne solely by Buyer. Buyer shall have the right to be present during any environmental assessment of the Transferred Assets. Buyer shall maintain, and shall cause its officers, employees, Representatives, consultants and advisors to maintain, all information obtained by Buyer pursuant to any environmental assessment or other due diligence activity as strictly confidential, unless disclosure of any facts discovered through such environmental assessment is required under any Environmental Laws. In the event that any necessary disclosures under applicable Environmental Laws are required with respect to matters discovered by any environmental assessment conducted by, for or on behalf of Buyer, Buyer agrees that Seller shall be the responsible party for disclosing such matters to the appropriate Governmental Authorities, unless Buyer is required by applicable Environmental Laws to make such disclosure, in which case Buyer shall so notify Seller and allow Seller a reasonable time to prepare such disclosure.
     (iii) Subject to Section 5(r)(i) and Section 5(r)(iv) and upon reasonable prior notice, Seller shall permit Buyer Group to consult with Seller’s employees during reasonable business hours (including 8:00 a.m. to 6:00 p.m., Monday through Friday) and to conduct, at Buyer’s sole risk and expense, any other environmental inspections of the Transferred Assets and to examine the environmental records at such Transferred Assets. Seller shall also coordinate with Buyer to allow site visitors and inspections on Saturdays to the reasonable extent such access can be made available. Buyer agrees to protect, defend, indemnify and hold the Seller Indemnified Parties harmless from and against any and all Environmental Liabilities occurring on or to the Transferred Assets caused by the acts or omissions of Buyer Group in connection with any due diligence conducted by the Buyer Group, including any site visits and environmental sampling. Buyer Group agrees to comply fully with all rules, regulations and instructions issued by Seller (to the extent reasonable notice thereof has been given to Buyer Group) regarding Buyer’s actions while upon, entering or leaving any Facility, including any insurance requirements that the Seller may reasonably impose on contractors authorized to perform work on any property owned or operated by Seller.

     (iv) Buyer shall not be entitled to perform any environmental diligence beyond a Phase I ESA, nor any surface or subsurface investigation or invasive or destructive sampling (hereinafter a “Phase II ESA”), without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. Any Phase II ESAs will be conducted at FWW’s sole cost and expense. Seller shall have the right to be present during any environmental assessment of the Transferred Assets. Buyer shall furnish Seller with copies all Phase I and Phase II ESA reports and all other environmental reports obtained by, or prepared by or for Buyer and its respective agents in connection with any of the foregoing inspections. All such environmental reports shall be deemed to be confidential and will be held in confidence in accordance with the terms of this Agreement.
     (s) UK Contracts. Within thirty (30) days following the Closing Date, IPSCO shall provide notice in the form attached hereto as Exhibit L to each IPSCO customer who has an outstanding contract related to the Business.
     (t) Netherlands Contracts. Within thirty (30) days following the Closing Date, Flowserve Netherlands shall provide notice in the form attached hereto as Exhibit M to each Flowserve Netherlands customer who has an outstanding contract related to the Business.
6.	TAX MATTERS
     (a) Purchase Price Allocation.
     (i) The Buyer and the Seller shall use reasonable commercial efforts to agree upon an allocation of the Purchase Price (plus other capitalized costs, including the amount of Assumed Liabilities that are liabilities for U.S. federal income tax purposes) among the Transferred Assets (the “Allocation”), consistent with the principles set forth in Schedule 6(a) and Section 1060 of the Code and the Treasury Regulations thereunder, within a reasonable amount of time following the Closing Date. The Buyer shall provide a proposed Allocation to the Seller within one-hundred twenty (120) days following the Closing Date. The Seller shall propose any changes to the Allocation within thirty (30) days thereafter, together with a reasonably detailed explanation of the reasons therefor. The Buyer and the Seller will negotiate in good faith to resolve any disputed items, and if the Buyer and the Seller are unable to agree on the Allocation within thirty (30) days following delivery of the Seller’s proposed changes, then the dispute will be arbitrated by an independent third party, whose determination shall be conclusive and binding on the parties for all purposes.
     (ii) Each of the Seller and the Buyer shall timely file IRS Form 8594 and all other federal, state, local and foreign Returns in accordance with the Allocation. Neither the Seller nor the Buyer nor any of their respective Affiliates or Representatives shall take any position on any Return that is inconsistent with the Allocation. Buyer and Seller each agree to promptly provide the other party with any additional information as so adjusted required to complete IRS Form 8594.

     (b) Transfer Taxes. The Buyer shall pay all sales, transfer, value added (to the extent not creditable) or similar Taxes and all recording and filing fees and other similar costs (other than filing fees in connection with the release of any Encumbrances affecting the Transferred Assets) that may be imposed, assessed or payable by reason of the sales, transfers, leases, rentals, licenses, assignments and assumption of liabilities, if any, required for performance under this Agreement and the Ancillary Agreements (collectively, “Transfer Taxes”). The Buyer and the Seller shall cooperate in timely making and filing all filings, Returns, reports and forms as may be required with respect to any Transfer Taxes. The Buyer and the Seller shall use commercially reasonable efforts to avail themselves of any available exemptions or other opportunities to reduce or eliminate any such Transfer Taxes or fees. Notwithstanding any other provision hereof, Seller shall be responsible for income and capital gains Taxes or franchise or other Taxes based on overall gross or net income of Seller from the sale of the Transferred Assets.
     (c) Property Taxes. With respect to real, personal and intangible property Taxes imposed on the Transferred Assets for a Straddle Period, the portion of such property Taxes that are treated as Retained Taxes for which Seller is liable under this Agreement shall be equal to the amount of such property Taxes multiplied by a fraction, the numerator of which is the number of days in such Straddle Period that includes and ends on the Closing Date and the denominator of which is the number of days in such Straddle Period. Liability for the remainder of such property Taxes shall be borne by the Buyer. The party paying such liability to the Taxing Authority shall provide proof of such payment and a schedule setting out in reasonable detail the amount of the other party’s liability. Such other party shall promptly pay the other the amount of such liability following notice and demand therefor adjusted for Taxes borne by such other Party through Section 5(p)(iv).
     (d) Cooperation. The Buyer and the Seller shall cooperate fully with respect to all Tax matters and shall keep each other promptly apprised of any Tax audit or other controversy that may affect the other or reasonably could be expected to result in an indemnification obligation hereunder.
     (e) Tax Indemnity. From and after the Closing, the Seller shall be responsible for, shall pay or cause to be timely paid, and shall indemnify, defend and hold harmless the Buyer and its Affiliates from and against any and all Losses resulting from:
     (i) any and all Retained Taxes;
     (ii) a breach of any of the representations or warranties contained in Section 3(n) hereof; and
     (iii) any breach or nonperformance of any covenant or agreement of the Seller or any of its Affiliates that relates to Taxes.
     The indemnification obligations of the Seller contained in this Article 6 are separate and apart from the obligations of the Seller contained in Article 8 and except as set forth in Section 8(a)(iii) and 8(d)(iii) are not subject to the limitations contained in Article 8.

7.	CONDITIONS TO CLOSING
     (a) General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):
     (i) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.
     (ii) Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or shall have been terminated. All other material consents of, or registrations, declarations or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained or filed.
     (iii) There shall not have been commenced or threatened in writing against Buyer, or against any Affiliate of Buyer, any Action (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the material transactions contemplated by this Agreement.
     (b) Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:
     (i) The representations and warranties of the Buyer contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date (in each case, without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein). The Buyer shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from the Buyer a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.

     (ii) The Seller shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Seller, and Buyer shall have delivered to Seller each of the items to be delivered under Section 2(g)(iii).
     (c) Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:
     (i) The representations and warranties of the Seller contained in this Agreement or any Ancillary Agreement or any certificate delivered pursuant hereto shall be true and correct in all material respects both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects as of such specified date (in each case, without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Material Adverse Effect” set forth therein). The Seller shall have performed all obligations and agreements and complied with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing. The Buyer shall have received from the Seller a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer thereof.
     (ii) The Buyer shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party other than the Buyer, and Seller shall have delivered to Buyer each of the items to be delivered under Section 2(g)(ii).
     (iii) Each of the Material Consents shall have been obtained and Seller shall have provided evidence of the same reasonably satisfactory to Buyer.
     (iv) Seller shall have obtained the release of any Encumbrances on or affecting the Transferred Assets, other than Permitted Encumbrances, and Seller shall have provided evidence of the same reasonably satisfactory to Buyer.
     (v) Buyer shall have received evidence reasonably satisfactory to Buyer that Employee Plans covering any Non-U.S. Business Employees have no funding deficiencies as of the Closing Date and that all notice, information and consultation requirements relating to any Non-U.S. Business Employees have been fulfilled and completed to the reasonable satisfaction of Buyer.
8.	INDEMNIFICATION
     (a) Survival of Representations, Warranties and Covenants. The representations and warranties of the Seller and the Buyer contained in this Agreement, any Ancillary Agreement and any certificate delivered pursuant hereto shall survive the Closing for a period of twelve months after the Closing Date, except (i) the representations and warranties contained in Sections 3(a), 3(b), 3(d)(i), 3(l)(i), 3(p), 4(a), 4(b) and 4(d) hereof shall not expire, (ii) the representations and warranties contained in Section 3(q)(ii) shall survive the Closing for a period of three years after the Closing Date, and (iii) all representations and warranties regarding Taxes shall survive until the expiration of the applicable limitation period within which any assessment, reassessment or other determination of an amount owing can be made. The covenants and agreements of the Seller Entities and the Buyer Entities contained in this Agreement shall survive the Closing for a period of twelve months after the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing, which shall remain in full force and effect for a period of twelve months following the date by which such covenant or agreement is required to be performed, and except for the covenants and agreements contained in Article 2, which shall remain in full force and effect for a period of 2 years following the Closing.
     (b) Indemnification by the Seller. The Seller shall save, defend, indemnify and hold harmless the Buyer, and any officer, director, employee, agent and Affiliate of the Buyer (collectively, the “Buyer Indemnified Parties”) from and against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) to the extent arising out of or resulting from:
     (i) any breach of any representation or warranty made by the Seller contained in this Agreement, any Ancillary Agreement, or any certificate delivered pursuant hereto;
     (ii) any breach of any covenant or agreement by the Seller contained in this Agreement, or any Ancillary Agreement; and
     (iii) any Excluded Liability;
provided, however, that with respect to a breach of the representation and warranty contained in Section 3(r) regarding internal accounting controls and procedures, “Losses” shall not include any costs incurred by a Buyer Indemnified Party in implementing remedial internal control systems and procedures following the Closing Date.
     (c) Indemnification by the Buyer and FWW. The Buyer and FWW (together, the “Buyer Indemnitors”), jointly and severally, shall save, defend, indemnify and hold harmless the Enumerated Seller Entities, and any officer, director, employee, agent and Affiliate of the Enumerated Seller Entities (collectively, the “Seller Indemnified Parties”) from and against any and all Losses to the extent arising out of or resulting from:
     (i) any breach of any representation or warranty made by the Buyer contained in this Agreement, any Ancillary Agreement, or any certificate delivered pursuant hereto;
     (ii) any breach of any covenant or agreement by the Buyer contained in this Agreement or any Ancillary Agreement;
     (iii) any Assumed Liability; and

     (iv) any non-compliance with any “bulk transfer laws”.
     (d) Procedures.
     (i) In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Loss or a claim or demand made by any Person (other than another party to this Agreement or an Affiliate of such other party) against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent that the Indemnifying Party is prejudiced by such failure.
     (ii) The Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in but not control the defense thereof, and the fees and expenses of such counsel shall be at the sole expense of the Indemnified Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent.
     (iii) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing reasonable legal and business assistance with respect to such matters.
     (e) Limits on Indemnification.
     (i) No claim may be asserted against any party for breach of any representation, warranty or covenant contained herein, unless written notice of such claim is received by such party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim on or prior to the date on which the representation, warranty or covenant on which such claim is based ceases to survive as set forth in Section 8(a), in which case such representation, warranty or covenant shall survive as to such claim until such claim has been finally resolved.
     (ii) Notwithstanding anything to the contrary contained in this Agreement (other than the Working Capital Amount adjustment set forth in Section 2(h)): (u) the Seller shall not be liable to any Buyer Indemnified Party for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Seller under this Article 8 equals or exceeds $500,000 (the “Deductible”), in which case the Seller shall be liable only for the Losses in excess of such amount; (v) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Buyer Indemnified Parties shall be an amount equal to $6,000,000 (the “Indemnification Cap”); (w) the Buyer Indemnitors shall not be liable to any Seller Indemnified Party for any claim for indemnification unless and until the aggregate amount of indemnifiable Losses that may be recovered from the Buyer Indemnitors under this Article 8 equals or exceeds the Deductible, in which case the Buyer Indemnitors shall be liable only for the Losses in excess of such amount, and (x) the maximum aggregate amount of indemnifiable Losses which may be recovered by the Seller Indemnified Parties shall be an amount equal to the Indemnification Cap. Notwithstanding the foregoing, (A) any claim of indemnification for any breach of representations and warranties contained in Sections 3(a), 3(b), 3(d)(i), 3(l)(i), 3(n), 3(p), 3(q)(ii), 4(a), 4(b) and 4(d) shall not be subject to the Indemnification Cap; (B) any claim of indemnification for (1) any breach of a covenant contained in Section 5(e), 5(f)(i), 5(f)(iii), 5(f)(v), 5(f)(vi) 5(k), 5(l), 5(p)(iv), 5(p)(v), 5(q), Article 6, or Article 8, (2) the Excluded Liabilities or (3) the Assumed Liabilities, shall not be subject to the Indemnification Cap or the Deductible; (C) any claim for indemnification for any breach of a covenant contained in Article 2 shall not be subject to the Indemnification Cap or the Deductible, and (D) if prior to Closing Seller amends, changes or supplements its Disclosure Schedules with regard to a fact, change, event, occurrence, circumstance or other matter requiring such amendment, change or supplement under Section 5(c) (a “Schedule Update Matter”), and the Closing occurs, Seller shall not be obligated to indemnify any Buyer Indemnified Party with respect to any Loss resulting from a breach of a representation or warranty by a Seller Entity as a result of such Schedule Update Matter to the extent such Schedule Update Matter is disclosed in such amended, changed or supplemented Disclosure Schedules.
     (iii) For all purposes of this Article 8, “Losses” shall be net of (A) any insurance or other recoveries sought and actually paid to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (B) any Tax benefit available to such Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including, without limitation, the net present value of any Tax benefit arising in subsequent taxable years).
     (iv) The Buyer and the Seller shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonably efforts to mitigate or resolve any such claim liability. In the event that the Buyer or the Seller shall fail to make such commercially reasonably efforts to mitigate or resolve any claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any person for any loss, liability, claim, damage or expense that could reasonably be expected to have been avoided if the Buyer or the Seller, as the case may be, had made such efforts.
     (f) Assignment of Claims. If any Buyer Indemnified Party receives any payment from the Seller in respect of any Losses pursuant to Section 8(b) and the Buyer Indemnified Party could have recovered all or a part of such Losses from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Seller, the Buyer Indemnified Party shall assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Seller to recover from the Potential Contributor the amount of such payment. Any payment received in respect of such claim shall be distributed, (A) first to the Buyer Indemnified Party in the amount of any deductible or similar amount required to be paid by the Buyer Indemnified Party prior to the Seller being required to make any payment to the Buyer Indemnified Party, (B) second to the Seller in an amount equal to the aggregate payments made by the Seller to the Buyer Indemnified Party in respect of such claim, plus costs and expenses incurred in investigating, defending or otherwise incurred in connection with addressing such claim and (C) the balance, if any, to Seller.
     (g) Exclusivity. Except for the indemnification and other remedies provided for in Section 2(h), Section 5(b)(ii), Section 5(b)(iii), Section 5(l), Section 5(m), Article 6, and Section 10(m), each of the Buyer Entities and each of the Enumerated Seller Entities further acknowledge and agree that, should the Closing occur, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Business, the Transferred Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article 8. Notwithstanding the generality of the foregoing and for the avoidance of doubt, except as set forth in Section 2(d)(iii) hereof, the Buyer Entities on behalf of their Affiliates, successors and assigns acknowledge and agree that no Enumerated Seller Entity, its Affiliates, successors or assigns shall have any responsibility for, and the Buyer Entities hereby release Seller from, any Environmental Liabilities (whether by statute, at common law or otherwise) present on, at, or underlying the Transferred Assets on or prior to the Closing Date, including but not limited to claims made under CERCLA, RCRA or any similar state law or regulations promulgated thereto.
     (h) Treatment of Losses. For all Tax purposes, the Buyer and the Seller agree to treat (and shall cause each of their respective Affiliates to treat) any indemnity payment under this Agreement as an adjustment to the Purchase Price.
9.	TERMINATION, AMENDMENT AND WAIVER
     (a) Termination. This Agreement may be terminated at any time prior to the Closing:
     (i) by mutual written consent of the Buyer and the Seller;
     (ii) (x) by the Seller, if the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7(b), (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Seller or (y) by the Buyer, if the Seller breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7(c), (B) cannot be or has not been cured within thirty (30) days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;
     (iii) (x) by the Seller, if any of the conditions set forth in Section 7(a) or Section 7(b) shall have become incapable of fulfillment prior to the Termination Date or (y) by the Buyer, if any of the conditions set forth in Section 7(a) or Section 7(c) shall have become incapable of fulfillment prior to the Termination Date; provided, that the right to terminate this Agreement pursuant to this Section 9(a)(iii) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date;
     (iv) by either the Seller or the Buyer if the Closing shall not have occurred by December 31, 2005 (the “Termination Date”);
     (v) by either the Seller or the Buyer in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that the party so requesting termination shall have complied with Section 5(h); or

     (vi) by Buyer upon the occurrence of a Material Adverse Effect.
The party seeking to terminate this Agreement pursuant to this Section 9(a) (other than Section 9(a)(i)) shall give prompt written notice of such termination to the other party.
     (b) Effect of Termination. In the event of termination of this Agreement as provided in Section 9(a), this Agreement shall forthwith become null and void and there shall be no liability on the part of either party except (A) for the provisions of Sections 3(p) and 4(d) relating to broker’s fees and finder’s fees, Section 5(g) relating to confidentiality, Section 5(o) relating to public announcements, Section 10(a) relating to fees and expenses, Section 10(d) relating to notices, Section 10(g) relating to third-party beneficiaries, Section 10(h) relating to governing law, Section 10(i) relating to dispute resolution, Section 10(m) relating to enforcement, Section 10(p) relating to waiver of jury trial, Section 10(t) relating to waiver of consequential damages, and this Section 9(b), (B) that nothing herein shall relieve either party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.
10.	GENERAL PROVISIONS
     (a) Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by the other.
     (b) Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.
     (c) Waiver. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.
     (d) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (A) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e-mail or otherwise, (B) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (C) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to the Seller, to:

Flowserve US Inc.
5215 N. O’Connor Blvd., Suite 2300
Irving, Texas 75039
Attention: Ronald F. Shuff
Facsimile: (972) 443-6843

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201-6911
Attention: Charles Schwartz
Facsimile: (214) 571-2953

(ii)	if to the Buyer or FWW, to:

Furmanite Worldwide, Inc.
2435 N. Central Expressway, Suite 700
Richardson, Texas 75080
Attention: Jeff Chick
Facsimile: (972) 699-4025

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attention: Thomas Hughes
Facsimile: (214) 855-8200
     (e) Interpretation. When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified.

     (f) Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), any written amendments satisfying the requirements of Section 10(b) hereof, the Ancillary Agreements (including the exhibits and schedules thereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall have the meaning provided in this Agreement. In the event of any conflict between the provisions of this Agreement (including the Schedules and Exhibits hereto), on the one hand, and the provisions of the Confidentiality Agreement or the Ancillary Agreements (including the schedules and exhibits thereto), on the other hand, the provisions of this Agreement shall control. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.
     (g) No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.
     (h) Governing Law. THIS AGREEMENT AND ALL DISPUTES OR CONTROVERSIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE LAWS OF ANY OTHER JURISDICTION THAT MIGHT BE APPLIED BECAUSE OF THE CONFLICTS OF LAWS PRINCIPLES OF THE STATE OF TEXAS.
     (i) Dispute Resolution.
     (i) Except as set forth in Section 10(m), in the event of a dispute relating to this Agreement, the parties shall make a good faith effort to promptly settle any differences without resorting to arbitration. If settlement of the dispute is not possible, any and all disputes shall be resolved by arbitration. However, the party wishing to initiate arbitration shall give thirty (30) days prior written notice to the other party. During this 30-day period, senior management of the parties shall further attempt to resolve the dispute. Any unresolved dispute arising out of or related to this Agreement, including its interpretation, validity, scope and enforceability, shall be resolved by binding arbitration to be held exclusively in Dallas, Texas and such arbitration shall be the parties’ exclusive remedy.
     (ii) Arbitration shall be conducted in accordance with the then existing Commercial Dispute Resolution Procedures of the American Arbitration Association. The arbitration shall be conducted by one arbitrator to be named by the parties. Should the parties fail to agree as to the naming of such arbitrator, the arbitrator shall be determined in accordance with the applicable rules of the American Arbitration Association.
     (iii) The arbitrator shall decide each issue presented in writing. The decision of the arbitrator shall be final and binding. The arbitrator shall divide all costs in conducting the arbitration in the final award in accordance with what is just and equitable under the circumstances. Except as otherwise herein provided, each party shall bear the burden of its own counsel fees incurred in connection with the arbitration proceedings under this Agreement.
     (iv) All information relating to or disclosed by any party in connection with the arbitration of any dispute relating to this Agreement shall be treated by the parties, their Representatives and the arbitrator as confidential business information and no disclosure of such information shall be made by either party or the arbitrator without the prior written consent of the party furnishing such information in connection with the arbitration proceeding.
     (v) Judgment upon award rendered by the arbitrator may be entered in any court having jurisdiction over the parties or their assets; or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. None of the parties to this Agreement shall be liable for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity arising out of or related to any breach of this Agreement.
     (j) Disclosure Generally. The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.
     (k) Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Seller or the Buyer or any officer, director, employee, Representative or investor of either party hereto.
     (l) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and any such assignment without such prior written consent shall be null and void; provided, however, that the Buyer may assign this Agreement to any Subsidiary of the Buyer without the prior consent of the Seller and; provided further, that the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer and; provided still further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
     (m) Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Texas State or federal court sitting in the city of Dallas (or, if such court lacks subject matter jurisdiction, in any appropriate Texas State or federal court), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties further hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.
     (n) Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.
     (o) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.
     (p) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10(p).

     (q) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
     (r) Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.
     (s) Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.
     (t) No Consequential Damages. The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement (other than in the case of fraud or willful breach of this Agreement).
     (u) Disclaimer of Certain Warranties.
     (i) It is the explicit intent and understanding of each party hereto that neither party hereto or any of such party’s Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, as to the accuracy or completeness of any information regarding the Business, the Transferred Assets or the Assumed Liabilities, except as expressly set forth in this Agreement, and neither party hereto is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party hereto or such other party’s Affiliates or Representatives, except for the representations and warranties expressly set forth in this Agreement. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES RELATING TO THE MAINTENANCE, REPAIR, CONDITION, DESIGN, PERFORMANCE OR MARKETABILITY OF ANY TRANSFERRED ASSET, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     (ii) None of the Seller, any of its Affiliates or any other Person shall have or be subject to any liability to the Buyer or any other Person with respect to any information, documents or materials furnished by the Seller, any of its Affiliates or any of their respective Representatives to the Buyer, including the Confidential Information Memorandum dated May 2005 prepared by Robert W. Baird & Co. Incorporated and any information, documents or material made available to the Buyer and its Representatives in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated hereby. Without limiting the generality of the foregoing, in connection with the Buyer’s investigation of the Business, the Buyer has received certain estimates, projections and other forecasts regarding the Business and the Transferred Assets, including those contained in the Confidential Information Memorandum dated

May 2005 prepared by Robert W. Baird & Co. Incorporated, and the Buyer acknowledges that (A) there are uncertainties inherent in attempting to make such estimates, projections and other forecasts, (B) the Buyer is familiar with such uncertainties, (C) that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and (D) the Seller makes no representation or warranty with respect to such estimates, projections and other forecasts (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
     (v) No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.
     (w) Submission to Jurisdiction. SUBJECT TO SECTION 10(i), EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF BROUGHT BY THE OTHER PARTY OR ITS SUCCESSORS OR ASSIGNS MAY BE BROUGHT AND DETERMINED IN ANY TEXAS STATE OR FEDERAL COURT SITTING IN THE CITY OF DALLAS, TEXAS (OR, IF SUCH COURT LACKS SUBJECT MATTER JURISDICTION, IN ANY APPROPRIATE TEXAS STATE OR FEDERAL COURT), AND EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE AFORESAID COURTS FOR ITSELF AND WITH RESPECT TO ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, WITH REGARD TO ANY SUCH ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (AND AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATING THERETO EXCEPT IN SUCH COURTS). EACH OF THE PARTIES FURTHER AGREES TO ACCEPT SERVICE OF PROCESS IN ANY MANNER PERMITTED BY SUCH COURTS. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION OR AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, (I) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE LAWFULLY TO SERVE PROCESS, (II) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY LAW, THAT (A) THE SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM,

(B) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.
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IN WITNESS WHEREOF, the parties listed below have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ENUMERATED SELLER ENTITIES:		BUYER ENTITIES:

FLOWSERVE US INC.		FURMANITE US GSG LLC

By:	/s/ Ronald F. Shuff	By:	/s/ C. Jeffery Chick
Name:	Ronald F. Shuff	Name:	C. Jeffery Chick
Title:	President	Title:	President and Chief Executive Officer

IPSCO (UK) LIMITED		FURMANITE GSG B.V.

By:	/s/ John M. Nanos	By:	/s/ C. Jeffery Chick
Name:	John M. Nanos	Name:	C. Jeffery Chick
Title:	Director	Title:	Director A

FLOWSERVE REPAIR & SERVICES B.V.		FURMANITE GSG BVBA

By:	/s/ John M. Nanos	By:	/s/ C. Jeffery Chick
Name:	John M. Nanos	Name:	C. Jeffery Chick
Title:	Director	Title:	Manager A

FLOWSERVE BELGIUM N.V.		FURMANITE WORLDWIDE, INC.

By:	/s/ John M. Nanos	By:	/s/ C. Jeffery Chick
Name:	John M. Nanos	Name:	C. Jeffery Chick
Title:	Director	Title:	President and Chief Executive Officer

FLOWSERVE MANAGEMENT COMPANY		FURMANITE GSG LIMITED

By:	/s/ John M. Nanos	By:	/s/ C. Jeffery Chick
Name:	John M. Nanos	Name:	C. Jeffery Chick
Title:	Managing Trustee	Title:	Director

		By:	/s/ Howard C. Wadsworth
		Name:	Howard C. Wadsworth
		Title:	Director